QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Among

FLEET NATIONAL BANK, as Agent
certain Lenders

and

THE SHERIDAN GROUP, INC.

dated

May 25, 2004

i

v

EXHIBITS

EXHIBIT A	Form of Revolving Loan Note
EXHIBIT B-1	Form of Request for Advance
EXHIBIT B-2	Form of Request for Swing Loan Advance
EXHIBIT C	Form of Bankers Acceptance Confirmation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	Form of Borrowing Base Certificate
EXHIBIT F	Form of Compliance Certificate
EXHIBIT G	Form of Assignment and Acceptance Agreement

SCHEDULES

Schedule A	Commitments
Schedule 8.01	Jurisdictions Where Borrower and Each of Its Subsidiaries is Incorporated and Qualified
Schedule 8.02	Capital Stock of (or Other Equity Interests In) the Borrower
Schedule 8.03	Capital Stock of (or Other Equity Interests in) the subsidiaries of the Borrower
Schedule 8.06	Filing Locations for Financing Statements and Mortgages
Schedule 8.07	Real Property Owned or Leased by Borrower and Subsidiaries
Schedule 8.13	Indebtedness of Borrower and Its Subsidiaries
Schedule 8.17	List of Patents, Trademarks and Other Intangible Rights
Schedule 8.19	ERISA Disclosure
Schedule 8.24	Agreements With Affiliates
Schedule 8.25	Material Agreements
Schedule 11.02	Existing Liens
Schedule 13.01A	Approved Account Debtors
Schedule 13.01B	Predecessor Indebtedness

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

        AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT made as of the 25th day of May, 2004 by and among THE SHERIDAN GROUP, INC., a Maryland corporation ("Borrower"), FLEET NATIONAL BANK ("Bank"), individually, as Administrative Agent, Issuer and a Lender, and the OTHER FINANCIAL INSTITUTIONS listed on the signature pages to this agreement. Bank, the financial institutions listed on the signature pages to this Agreement and any other financial institutions which may become parties to this Agreement from time to time, are sometimes collectively referred to as the "Lenders" and individually as a "Lender." Bank, when acting in its capacity as agent for the Lenders and Issuer, or any successor or assign that assumes that position pursuant to the terms of this Agreement, is hereinafter sometimes referred to as the "Agent."

RECITALS:

        WHEREAS, Borrower and Bank are party to a certain Revolving Credit Agreement dated as of August 21, 2003 (the "Prior Agreement"); and

        WHEREAS, concurrently with the execution and delivery hereof, pursuant to the terms of that certain Asset Purchase Agreement dated as of March 5, 2004 among Borrower, its wholly-owned subsidiary Lisbon Acquisition Corp. and The Dingley Press ("Dingley") (as amended or otherwise modified to the date hereof, the "Purchase Agreement"), Lisbon Acquisition Corp. is acquiring substantially all of the assets of Dingley (the "Dingley Acquisition");

        WHEREAS, Borrower desires that the Lenders extend a revolving loan facility (with a letter of credit sublimit), swing loan facility and banker's acceptance facility to provide funds necessary to consummate the Dingley Acquisition in accordance with the provisions of the Purchase Agreement, to provide working capital financing for Sheridan and its Subsidiaries and to provide credit for other general business purposes of Sheridan and its Subsidiaries; and

        WHEREAS, the Borrower desires to borrow, and the Lenders are willing to extend credit from time to time on a revolving credit basis until the Revolving Credit Termination Date (as defined below), an aggregate principal amount not to exceed Thirty Million dollars ($30,000,000) outstanding at any time. The loans and credit are to be secured by the stock and assets of the Borrower and its Subsidiaries. Certain terms used herein are defined in Article 13 below.

        NOW THEREFORE, the parties hereto, intending to be legally bound, agree that the Prior Agreement be, and it hereby is amended and restated to read in full as follows:

ARTICLE 1

THE REVOLVING LOAN FACILITY

        Section 1.01    Commitment to Lend.    The Lenders severally agree, upon the terms and conditions set forth below, from time to time until the Revolving Credit Termination Date, to make Revolving Credit Loans to the Borrower in such amounts as the Borrower may request, subject to the limitation that: (a) at no time shall Revolving Credit Outstandings exceed Revolving Credit Limit; and (b) the amount and percentage of the Commitment which each Lender is obligated to lend shall not exceed at any time the amount or percentages set forth opposite the name of such Lender on Schedule A hereto (as supplemented and amended by giving effect to the assignment contemplated in this Agreement). The amount of any single Base Rate Loan shall be fifty thousand dollars ($50,000) or an integral multiple of ten thousand dollars ($10,000) in excess thereof, and the amount of any single LIBOR Loan shall be one hundred thousand dollars ($100,000) or an integral multiple of ten thousand dollars ($10,000) in excess thereof. Within such limitations and subject to the terms and conditions set forth below, the Borrower may borrow, prepay and reborrow, from time to time, on a revolving basis. The Lenders shall have no obligation to make any Revolving Credit Loans at any time that a Default exists.

        Section 1.02    Manner of Borrowing.

        (a)   To request a Revolving Credit Loan, the Borrower shall, prior to 12:00 noon on the desired date of a Base Rate Loan or at least two (2) Business Days prior to the desired date for a LIBOR Loan, (a) deliver to the Agent a Request for Advance or (b) give the Agent telephonic notice of the information specified in a Request for Advance followed immediately by delivery of such a Request for Advance, provided, however, that the Borrower's failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Agent. Any notice given to the Agent pursuant to this Section shall be given prior to 11:00 a.m. (Philadelphia time) on the requisite Business Day and shall be irrevocable once given.

        (b)   The Agent in turn shall give prompt written or telephonic (promptly confirmed in writing) notice to each Lender of its pro rata share of the borrowing, the interest rate option selected and the scheduled date of the funding. After receipt of such notice, each Lender shall make such arrangements as are necessary to assure that its share of the funding shall be immediately available (in Dollars) to the Agent no later than 1:30 p.m. (Philadelphia, PA time), on the date on which the funding is to occur.

        Section 1.03    Disbursements.    Prior to 2:00 p.m. (Philadelphia time) on the date of a Revolving Credit Loan, the Agent shall, subject to the satisfaction of the conditions set forth in Article 7 below, disburse the funds to the Borrower (a) by wire transfer pursuant to the Borrower's instructions, or (b) in the absence of such instructions, by crediting the account of the Borrower maintained with the Agent.

        Section 1.04    Letters of Credit and Letter of Credit Fees.

        (a)    Letter of Credit.    On the terms and subject to the conditions set forth herein, Issuer will prior to the Revolving Credit Termination Date issue standby or documentary Letters of Credit so long as:

            (i)  Issuer shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance; and

           (ii)  After giving effect to such issuance (A) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $5,000,000 and (B) the Revolving Credit Outstandings do not exceed the Revolving Credit Limit.

        (b)    Letter of Credit Fee.    Borrowers shall pay to the Agent for the account of the Lenders a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to LIBOR Loans. Such fee shall be payable in arrears on the first Business Day of each fiscal quarter prior to the Revolving Credit Termination Date and on such date. In addition, the Issuer shall receive a fronting fee equal to 0.125% per annum of the face amount of all outstanding Letters of Credit ("Fronting Fee"). The Borrower shall also pay to the Issuer all of the Issuer's standard fees and charges for the opening, amendment, modification, presentation or cancellation of a Letter of Credit and otherwise in respect of a Letter of Credit and shall execute all of the Issuer's standard agreements in connection with the issuance of the Letter of Credit.

        (c)    Reimbursement Obligations of Borrower.    If Issuer shall make a payment pursuant to a Letter of Credit, the Borrower shall promptly reimburse Issuer, following notice from Issuer to Borrower of the amount of such payment, for the amount of such payment and, to the extent that so doing would not, to Issuer's knowledge, cause the Revolving Credit Outstandings to exceed the Revolving Credit Limit, Borrower shall be deemed to have requested a Revolving Credit Loan, the proceeds of which will be used to satisfy such Reimbursement Obligations. The Borrower shall pay interest, on demand, on all amounts so paid by Issuer for each day until Borrower reimburses Issuer therefor at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Credit Loans (which are Prime Rate Loans) for such day. The obligations of the Borrower to the Issuer, the Agent and the Lenders in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the Collateral.

        (d)    Objections Absolute.    The obligations of Borrower under this Section 1.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

            (i)  any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

           (ii)  the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, the Issuer, the Agent or any Lender (including any claim for improper payment), or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

          (iii)  any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or

          (iv)  to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

        (e)    Deposit Obligations of Borrower.    In the event any Letters of Credit are outstanding at the time that Borrower prepays or is required to repay the Obligations or the Commitment is terminated, Borrower shall (i) deposit with Issuer cash in an amount equal to one hundred and two percent (102%) of the aggregate outstanding Letter of Credit Liability to be available to Issuer to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 1.04(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrower, together with the deposit described in the preceding clause (i) to the extent not previously applied by Issuer in the manner described herein.

        (f)    Participation by Lenders.

            (i)  Effective immediately upon the issuance of each Letter of Credit and without further action on the part of the Issuer, the Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have irrevocably purchased and received from the Issuer, without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each Lender's percentage of the Revolving Credit Limit.    Further, each Lender acknowledges and agrees that it shall be absolutely liable, to the extent of its percentage of the Revolving Credit Limit, to fund on demand or reimburse the Issuer on demand for the amount of each draft paid by the Issuer under each Letter of Credit to the extent that such amount is not immediately reimbursed by the Borrower.

           (ii)  In furtherance of the provisions of the preceding paragraph (a), the Issuer shall notify the Agent promptly upon receipt of notice of an intended draw under a Letter of Credit. The Agent shall give written, telecopied or telegraphic notice to each of the other Lenders of its pro rata share of such draw and the scheduled date thereof. After receipt of such notice, and whether or not an Event of Default or Default then exists, each Lender shall make available to the Agent such Lender's share of such draw in immediately available (in Dollars) to the Agent no later than noon (Philadelphia, PA time), on the date specified in the Agent's notice. The failure of the Issuer or the Agent to give timely notice pursuant to this Subsection 1.04(f) shall not affect the right of the Issuer to reimbursement from the Lenders. Any amount paid by Agent and Lenders pursuant to a draw made under a Letter of Credit shall constitute a Revolving Credit Loan and shall be repaid pursuant to the provisions respecting Revolving Credit Loans, provided that if an Event of Default or Default exists at the time of a draw, the Borrower shall immediately reimburse the amount of such draw to the Agent for the benefit of the Lenders.

        (g)    Standard of Conduct.    The Issuer shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuer under or in connection with any Letter of Credit shall not create for the Issuer any resulting liability to any other Lender. The Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and believed by it to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuer and the Agent.

ARTICLE 2

SWING LOAN FACILITY

        Section 2.01    Swing Loan Availability.    Upon the terms and subject to the conditions of this Agreement, the Swing Lender agrees to make, from time to time, until the Revolving Credit Termination Date, one or more loans ("Swing Loans") to the Borrower, in an aggregate principal amount not exceeding at any time $5,000,000 (the "Swing Loan Limit"), provided that the Revolving Credit Outstandings shall at no time exceed the Revolving Credit Limit (the "Swing Loan Facility").

        Section 2.02    Terms of Swing Loan Borrowings.    To request a Swing Loan, the Borrower shall, prior to 12:00 noon on the desired date of a Swing Loan, (a) deliver to the Swing Lender a Request for Swing Loan Advance or (b) give the Swing Lender telephonic notice of the information specified in a Request for Swing Loan Advance followed immediately by delivery of such a Request for Swing Loan Advance, provided, however, that the Borrower's failure to confirm any telephonic notice with a Request for Swing Loan Advance shall not invalidate any notice so given if acted upon by the Swing Lender. Any notice given to the Swing Lender pursuant to this Section shall be irrevocable once given.

        Section 2.03    Repayment of Swing Loans.

        (a)   Repayment of Swing Loans and interest thereon due under this Article shall be made to the Swing Lender at Wachovia Bank, National Association, 201 South College Street, CP-9, Charlotte, NC 28288-1183, Attention: Jeremy Collins, Loan Portfolio Analyst, Telephone: 704-715-7682, Facsimile: 704-715-0099.

        (b)   Each Swing Loan shall be due and payable on the Revolving Credit Termination Date. Notwithstanding anything herein to the contrary, the Swing Lender reserves the right to mail an invoice to the Borrower, at any time and from time to time, for the entire unpaid principal balance of the Swing Loans and accrued interest plus any late fees or other amounts due under this Agreement with respect thereto. The Swing Lender reserves the right to collect payment of the Swing Loans from the Borrower by check or any other payment method at the Revolving Credit Termination Date, whether such termination is voluntary or the result of demand by the Swing Lender or an Event of Default, or at the time the Borrower requests payoff information in anticipation of paying all Obligations and terminating the Commitment, or any other time deemed appropriate by the Swing Lender.

        Section 2.04    Participation by Lenders.

        (a)   The Swing Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Agent, demand repayment of its Swing Loans by way of a Revolving Credit Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Credit Loan borrowing comprised entirely of Base Rate Loans in the amount of such Swing Loans; provided, however, that, in either of the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to the occurrence of (i) the Revolving Credit Termination Date and (ii) the exercise of remedies in accordance with the provisions of Section 12.02 hereof (each such Revolving Credit Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as "Mandatory Borrowing").

        (b)   Each Lender hereby irrevocably agrees to make such Revolving Credit Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 7.03 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Credit Loans to be made by the time otherwise required in Section 1.02, (v) the date of such Mandatory Borrowing or (vi) any reduction in the Revolving Credit Limit or termination of the Commitment immediately prior to such Mandatory Borrowing or contemporaneously therewith.

        (c)   In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swing Lender such participations in the outstanding Swing Loans as shall be necessary to cause each such Lender to share in such Swing Loans ratably based upon its respective percentage of the Commitment as set forth on Schedule A hereto (determined before giving effect to any termination of the Commitments pursuant to Section 12.02); provided that (i) all interest payable on the Swing Loans shall be for the account of the Swing Lender until the date as of which the respective participation is purchased and (ii) if any purchase of participations pursuant to this sentence is made later than the date required under this subsection, the purchasing Lender shall be required to pay to the Swing Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the participation should have been purchased to but excluding the date of actual payment for such participation, at the rate equal to, if paid within three (3) Business Days of the date of the Mandatory Borrowing, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate (less any interest received from the Borrower for such period).

        (d)   No Lender shall be obligated to make Revolving Credit Loans or purchase a participation in any Swing Loan pursuant to this Section, if such Lender proves that (i) the conditions set forth in Subsection 7.03 were not satisfied at the time such Swing Loan was made (unless such condition was waived in accordance with the terms of this Agreement) and (ii) such Lender had notified the Swing Lender in a writing received by the Swing Lender at least one Business Day prior to the time that it made such Swing Loan that the Swing Lender was not authorized to make such Swing Loan because such conditions were not satisfied and stating with specificity the reason therefor.

ARTICLE 3

BANKER'S ACCEPTANCE FACILITY

        Section 3.01    Issuance.    The BA Lender may from time to time receive from the Borrower drafts for Acceptance by the BA Lender in U.S. Dollars, provided that, at no time shall the Revolving Credit Outstandings exceed the Revolving Credit Limit. In consideration of the Acceptance by the BA Lender, at the BA Lender's option, of any such drafts, the Borrower hereby unconditionally agrees with the BA Lender as set forth in this Article 3.

        Section 3.02    Payment of Acceptances.    The Borrower agrees to pay to the BA Lender or to its order the face amount of any such Acceptance in U.S. Dollars on the maturity date of such Acceptance.

        Section 3.03    Costs and Indemnity.    The Borrower also agrees to indemnify the BA Lender and its correspondents from, and hold them harmless against, any and all claims, losses, liabilities or damages, including reasonable attorney fees, howsoever arising from or in connection with any Acceptance or this Agreement. The agreements in this paragraph shall survive any payment under or termination of this Agreement.

        Section 3.04    Representations regarding Eligibility of Acceptances.    The Borrower represents, warrants and covenants that (a) all Acceptances hereunder shall arise out of one or more transactions involving (i) the importation or exportation of Goods between two countries or (ii) the domestic shipment of Goods within the United States, (b) each Acceptance outstanding hereunder shall not exceed the amount reasonably required to effect the importation, exportation or domestic shipment within the United States of the relevant Goods, (c) each Acceptance hereunder shall arise out of current shipments occurring within 45 days of the creation of such Acceptance, (d) the proceeds of the sale of the underlying Goods will be used to repay the Borrower's obligations to the BA Lender in respect of the relevant Acceptance, (e) each Acceptance hereunder shall set forth as its maturity date the estimated date by which the underlying Goods are expected to be sold and liquidated but, in any event, shall be no later than six calendar months from the date of its creation, (f) no other financing will be outstanding or obtained with respect to the Goods, and (g) the Borrower will deliver to the BA Lender documentation evidencing its compliance with the foregoing as the BA Lender may reasonably request from time to time.

        Section 3.05    Compliance with Laws.    The Borrower will promptly procure any necessary documentation, permits or licenses for the import, export or shipment of the Goods, will comply with all foreign and domestic governmental requirements and regulations relating to the shipment or financing of the Goods, and will furnish to the BA Lender such evidence that the above requirements have been fulfilled as the BA Lender may require. The Borrower hereby certifies that transactions involving the Goods are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department or the Anti-Boycott Regulations of the United States Department of Commerce.

        Section 3.06    Power of Attorney.

        (a)   Borrower hereby authorizes BA Lender to accept written requests for the creation of Acceptances in Borrower's name. Borrower agrees that all written instructions are sent at Borrower's risk and that, subject to the other terms and conditions of this Article, BA Lender may act upon written instructions which BA Lender believes in good faith to have been given or sent by one of Borrower's Authorized Signatories). Borrower understands that BA Lender is under no obligation to issue any Acceptance when requested to do so by Borrower. BA Lender agrees, however, that in the event BA Lender is not willing or able to accept an Acceptance when requested to do so that BA Lender will notify Borrower of such fact as promptly as practicable. Borrower agrees that Borrower will provide to BA Lender, by fax, the written confirmation in the form of Exhibit C hereto (a

"Confirmation") for each request to create and discount an Acceptance by no later than noon on the Business Day on which Borrower has made such request.

        (b)   Upon receipt of a request for the creation of an Acceptance, BA Lender will verify that the request has come from someone who is currently listed as an Authorized Signatory on the most recent borrowing resolution that is in BA Lender's possession. Borrower acknowledges that all changes to such list must have been actually received by the BA Lender account officer handling Borrower's relationship with BA Lender in order to be effective. In the event BA Lender is unable to verify that the person who provided the Confirmation is an Authorized Officer, then BA Lender will notify Borrower of such fact and, in such case, BA Lender will take no further action in respect of such Acceptance until BA Lender receives a Confirmation from someone BA Lender is able to verify is an Authorized Officer.

        (c)   In the event that Borrower has requested the creation and discount of an Acceptance, and BA Lender has not notified Borrower that BA Lender is unwilling or unable to accept such Acceptance, then BA Lender is hereby authorized to create such Acceptance in Borrower's name by completing and executing in Borrower's name such Acceptance in accordance with the written Confirmation if received by the relevant BA Lender personnel prior to the time of discount. For purposes of the foregoing, Borrower hereby appoints BA Lender, as Borrower's true and lawful attorney-in-fact, to complete and execute each such Acceptance in Borrower's name, place and stead, for Borrower's account and at Borrower's risk, in accordance with the written Confirmation received from Borrower. The power of attorney given hereby is effective until expressly revoked, and is in addition to any other power of attorney now or hereafter in existence. No such revocation shall be effective against BA Lender until the BA Lender account officer handling Borrower's relationship with Borrower has received written notice of such fact from one of Borrower's Authorized Officers.

        (d)   Borrower irrevocably agrees to indemnify and hold BA Lender and its officers, directors, employees and agents (together, the "Indemnified Parties") harmless from and against any and all losses, costs, damages and expenses ("Liabilities") that any of them may incur as a result of, arising out of, or relating to the creation and discount of Acceptances, BA Lender's acting as Borrower's attorney-in-fact, and/or BA Lender acting upon telephone and fax instructions as described above, provided that such Liabilities do not result from the gross negligence or willful misconduct of the relevant Indemnified Party and that such Indemnified Party has complied with the terms of this letter.

        Section 3.07    Participation by Lenders.

        (a)   Each Lender hereby irrevocably and unconditionally purchases from the BA Lender, without recourse or warranty, an undivided interest and participation in the Acceptances, pro rata to its Commitment.

        (b)   (i) Each Lender shall pay on demand to the BA Lender in immediately available funds, without reduction or deduction of any kind, including reductions or deductions for set-off, recoupment or counterclaim, an amount equal to such Lender's pro rata share of the principal amount of all Acceptances then outstanding. Each Lender's pro rata share of the Acceptances shall be based on the amount of such Lender's pro rata share of the total Commitment. Thereafter, the Lenders' respective interests in such Acceptances, and the remaining interest of the BA Lender in such Acceptances, shall in all respects be treated as Revolving Credit Loans under this Agreement, except that such Acceptances shall be due and payable by the Borrower on the dates referred to in Section 3.02.

          (ii)   All payments on the Acceptances shall be solely for the account of the BA Lender except that, to the extent that a Lender shall have made the payment required by subsection (i), thereafter such Lender's pro rata share of all payments on the Acceptances shall be paid to such Lender by the BA Lender in proportion to such Lender's risk participation in the Acceptances.

        (c)   If any Lender does not pay any amount which it is required to pay pursuant to this Section 3.07 promptly upon the BA Lender's demand therefor, (i) the BA Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon, at the Federal Funds Rate for the first three Business Days, and thereafter at the Base Rate, for each day from the date of such demand, if made prior to 2:00 p.m. (Philadelphia, Pennsylvania time) on any Business Day, or, if made at any later time, from the next Business Day following the date of such demand, until the date such amount is paid in full to the BA Lender by such Lender and (ii) the BA Lender shall be entitled to all interest payable by the Borrower on such amount until the date on which such amount is received by the BA Lender from such Lender. Moreover, any Lender that shall fail to make available the required amount shall not be entitled to vote on or consent to or approve any matter under this Agreement and the other Loan Documents until such amount with interest is paid in full to the BA Lender by such Lender. Without limiting any obligations of any Lender pursuant to this Section, if any Lender does not pay such corresponding amount promptly upon the BA Lender's demand therefor, the BA Lender shall notify the Borrower and the Borrower shall promptly repay such corresponding amount to the BA Lender together with accrued interest thereon at the applicable rate on such Acceptances.

        (d)   Subject only to the limitations set forth in the following subsection (e), the obligations of each Lender to make available to the BA Lender the amounts set forth in this Section shall be absolute, unconditional and irrevocable under any and all circumstances, shall be without reduction for any set-off or counterclaim of any nature whatsoever, may not be terminated, suspended or delayed for any reason whatsoever, shall not be subject to qualification or exception and shall be made in accordance with the terms of this Agreement.

        (e)   No Lender shall be obligated to purchase a participation in any Acceptance pursuant to this Section, if such Lender proves that (i) the conditions set forth in Subsections 7.03 were not satisfied at the time such Acceptance was issued (unless such condition was waived in accordance with the terms of this Agreement) and (ii) such Lender had notified the BA Lender in a writing received by the BA Lender at least one Business Day prior to the time that it issued such Acceptance that the BA Lender was not authorized to issue such Acceptance because such conditions were not satisfied and stating with specificity the reason therefor.

ARTICLE 4

PAYMENTS AND PREPAYMENTS

        Section 4.01    Reductions In Commitment.    The Borrower may, at any time and from time to time upon one (1) Business Day's prior irrevocable written notice to the Agent, reduce (on a pro rata basis among the Lenders) or terminate the Commitment without premium or penalty, provided, however, that each partial reduction shall be in an amount equal to Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof and provided further, that the Commitment shall not be reduced or terminated at any time that would require the prepayment of a LIBOR Loan on a day other than the last day of the relevant Interest Period. Once so reduced, the Commitment shall not be increased and once so terminated, the Commitment shall not be reinstated.

        Section 4.02    Optional Prepayments of Loans.

        (a)   Subject to the provisions of paragraph (c) below, the Borrower may, at any time and from time to time, without penalty, prepay any or all Base Rate Loans or Swing Loans.

        (b)   Subject to the provisions of paragraph (c) below, the Borrower may, at any time and from time to time, prepay any or all LIBOR Loans upon giving three (3) Business Days irrevocable notice to the Agent, but if any such payment shall be made on a day other than the last day of the applicable

Interest Period, such payment shall be accompanied by the breakage payments referred to in Section 6.04(d) (Additional Provisions Concerning Certain Loans) below.

        (c)   The foregoing prepayment rights are subject to the following: (i) any prepayment of less than all the outstanding Loans shall be in an amount equal to Fifty Thousand Dollars ($50,000) or an integral multiple of ten thousand dollars ($10,000) in excess thereof, (ii) no prepayment may be made in an amount that would cause the amount of any outstanding LIBOR Loan to be less than One Hundred Thousand Dollars ($100,000); and (iii) any prepayment in full of all outstanding Loans shall be accompanied by the payment of all Obligations accrued or payable as of the date of such prepayment.

        Section 4.03    Repayment of Loans In Connection with Reductions of Commitment.    On or before the effective date of any reduction in the Commitment (whether scheduled, mandatory, voluntary or otherwise), the Borrower shall repay such of the outstanding Loans, together with accrued interest thereon, and/or pay to the Agent for the benefit of the Lenders as cash collateral an amount equal to all Letter of Credit Liabilities and Acceptance Liabilities, so as to reduce the Revolving Credit Outstandings to the Revolving Credit Limit, giving effect to the amount of the Commitment as so reduced, provided, however, any prepayment of a LIBOR Loan on a day that is not the last day of the relevant Interest Period shall be accompanied by the amounts provided for in Section 6.04(d) (Additional Provisions Concerning Certain Loans) below.

ARTICLE 5

INTEREST AND FEES

        Section 5.01    Interest.    Subject to the provisions of Sections 5.02 (Election of Interest Rate) and 6.04 (Additional Provisions Concerning Certain Loans) below and to the conditions set forth in this Section, the Loans shall bear interest at the Borrower's option, as follows:

          (a)    Base Rate Loans and Swing Loans.    The interest rate on each Base Rate Loan shall equal the sum of the Base Rate plus the Applicable Margin for Base Rate Loans, as in effect from time to time. The interest rate on each Swing Loan shall equal the sum of the Swing Loan Base Rate plus the Applicable Margin for Swing Loans, as in effect from time to time. Changes in the rate of interest resulting from changes in the Base Rate or the Swing Loan Base Rate, as applicable shall take place immediately without notice or demand of any kind. Interest on all Base Rate Loans and Swing Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.

          (b)    LIBOR Loans.    During any period that a Loan is a LIBOR Loan, Borrower shall pay interest on such Loan at a rate equal to the LIBOR Rate for the applicable Interest Period plus the Applicable Margin for LIBOR Loans, as in effect from time to time. Interest on LIBOR Loans shall be payable in arrears on the last day of the applicable Interest Period relating to such Loan, provided that if the Interest Period is longer than 90 days, interest shall be payable 90 days after the relevant Loan is made and on each 90-day anniversary thereof, if applicable, and on the last day of the Interest Period. All payments are due on or prior to the Revolving Credit Termination Date.

          (c)    Applicable Margin.    With respect to any Base Rate Loan or Swing Loan, the Applicable Margin shall be zero (0.0). With respect to any LIBOR Loan, the Applicable Margin shall be one and three-quarters percent (1.75%).

        Section 5.02    Election of Interest Rate.    Subject to the provisions of Section 6.04 (Additional Provisions Concerning Certain Loans) below, the Borrower may elect the interest rate applicable to each Revolving Credit Loan as follows:

          (a)    Rate in Absence of Election.    Unless otherwise elected by the Borrower, each Revolving Credit Loan shall bear interest at the Base Rate plus the Applicable Margin.

          (b)    Election of LIBOR Loans.    The Borrower may elect to request an advance hereunder as a LIBOR Loan by so specifying the amount and the desired Interest Period on the Request for Advance delivered pursuant to Section 1.02 (Manner of Borrowing) above.

          (c)    Conversion to Different Type of Loan.    All or any part of the principal amount of Revolving Credit Loans of any Type may, on any Business Day, be converted into any other Type or Types of Revolving Credit Loans, except that (i) a LIBOR Loan may be converted only on the last day of the applicable Interest Period therefor and (ii) a Base Rate Loan may be converted into a LIBOR Loan only on a Business Day for LIBOR Loans.

          (d)    Notice of Election to Convert.    The Borrower shall give the Agent notice (which shall be irrevocable) of each conversion of a Base Rate Loan into a LIBOR Loan or each conversion of a LIBOR Loan at the end of the relevant Interest Period into another LIBOR Loan, no later than 11:00 a.m. (Philadelphia time) three (3) Business Days prior to the requested date of such conversion. Each notice of conversion shall be (i) in writing in substantially the form of Exhibit D attached hereto or (ii) by telephone specifying the information set forth in Exhibit D attached hereto, followed immediately by delivery of such notice, provided, however, that the Borrower's failure to confirm any telephonic notice in writing shall not invalidate any telephonic notice if acted upon by the Agent.

          (e)    Presumption In Absence of Election to Convert.    Base Rate Loans shall continue as Base Rate Loans unless and until such Revolving Credit Loans are converted into Revolving Credit Loans of another Type pursuant to the preceding paragraph (d). LIBOR Loans of any Type shall continue as Revolving Credit Loans of such Type until the end of the then current Interest Period therefor, at which time they shall be automatically converted into Base Rate Loans unless the Borrower shall have given the Agent notice in accordance with the preceding paragraph (d).

          (f)    Limitations on Election of LIBOR Loans.    The Borrower may not elect to borrow, continue or convert a Revolving Credit Loan to a LIBOR Loan if such election would (i) require the Agent to administer concurrently more than six (6) Types of Revolving Credit Loans or (ii) require the Borrower to make any scheduled or required payment of principal prior to the last day to the Interest Period or Interest Periods selected as a result of a reduction of the Available Commitment, a mandatory repayment or otherwise hereunder.

        Section 5.03    Interest Upon Default.    Anything in this Agreement to the contrary notwithstanding, upon the occurrence of an Event of Default (whether or not the Lenders have accelerated payment of the Notes), or after maturity or judgment has been rendered on the Notes, the Borrower's right to select interest rate options shall cease and the unpaid principal of the Loans shall, at the option of the Agent, bear interest at the Base Rate plus two percent (2%) (the "Default Rate"). Such interest shall be payable on the earlier of (i) demand or (ii) the next Payment Date. Interest at the Default Rate shall continue to accrue (both before and after judgment) until the earlier of (i) the waiver or cure of the applicable Event of Default or (ii) the payment in full of the Obligations. Furthermore, at the election of Agent or Majority Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Base Rate Loans and (y) the LIBOR election will not be available to Borrower.

        Section 5.04    Fees.

          (a)    Commitment Fee.    On each Payment Date and on the Revolving Credit Termination Date, the Borrower shall pay to the Agent for the account of the Lenders a commitment fee equal to the product of 0.35% per annum times the average daily unused portion of the Commitment during the period commencing on the date following the preceding commitment fee payment date (or, if none, on the date hereof) and ending on such commitment fee payment date.

          (b)    Other Fees.    The Borrower shall pay the Agent, the Issuer, the Swing Lender, the BA Lender and/or the Lenders such other fees as the Borrower has otherwise agreed to pay.

          (c)    Letter of Credit and Fronting Fees.    The Borrower shall pay to the Agent for the account of the Issuer and/or the Lenders, as applicable, such letter of credit fees as are described in Section 1.04.

        Section 5.05    Computation of Interest and Related Fees.    All interest and fees under each Loan Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Base Rate Loan or a Swing Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest. The date of payment of a Base Rate Loan or a Swing Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged.

ARTICLE 6

GENERAL MATTERS CONCERNING LOANS

        Section 6.01    Manner of Tendering Payments by Borrower.

        (a)    Time of Payments.    Each payment (including any prepayment) by the Borrower on account of the principal of, or interest on, the Loans, commitment fees and any other amount owed to the Agent on behalf of the Lenders (other than payments in respect of the Swing Loans and Acceptances which shall be made directly to the Swing Lender or BA Lender, respectively) under any Loan Document shall be made not later than 1:00 p.m. (Philadelphia time) on the date specified for payment under such Loan Document in lawful money of the United States of America in immediately available funds. Any payment received after 1:00 p.m. (Philadelphia time) shall be deemed received on the next Business Day. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

        (b)    Location of Payments.    All payments shall be made by the Borrower to the Agent at Fleet National Bank, Mail Stop: PA RP 08301G, 7111 Valley Green Road, Fort Washington, PA 19034 or such other place as the Agent may from time to time specify in writing, except that all payments with respect to Letters of Credit, Acceptances and Swing Loans shall be made by the Borrower to such other place as the Agent and, respectively, the Issuer, BA Lender or Swing Lender may from time to time specify in writing. Any such payment shall be made in United States dollars in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

        (c)    Agent and Lenders Authorized to Take Action for Borrower.    If any payment is not made when due, the Borrower authorizes the Agent and any Lender to (i) deduct the amount of such payment from any deposit account maintained by the Borrower, and/or (ii) whether or not there is then any unused Commitment, cause the aforesaid payments to be made by drawing under the loan facility provided under this Agreement, any such Loan being subject to interest at the Default Rate; provided, however, that notwithstanding the making by the Agent and any Lender of any of the aforesaid payments as set forth in this sentence, the failure of the Borrower to make any of the aforesaid payments when due shall constitute a Default or Event of Default, as the case may be, and, provided, further, the failure of the Agent and any Lender to take any of the aforesaid action shall not affect any of its rights hereunder or under any other Loan Document or under law.

        (d)    No Set-Off.    The Borrower agrees to pay principal, interest, fees, expenses, indemnities, reimbursements and all other amounts due under any Loan Document, without set-off or counterclaim or any deduction whatsoever.

        (e)    Presumptions.    Except as expressly set forth to the contrary in this Agreement or by the Borrower with respect to any payment, all payments shall be applied first to the payment of all fees, expenses and other amounts due to the Agent or the Lenders (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal of Base Rate Loans and Swing Loans, and then to principal of LIBOR Loans (and among such LIBOR Loans, first to those with the earliest expiring Interest Periods); provided, however, that after an Event of Default which is continuing, payments will be applied to the Obligations of Borrower as Agent determines in its sole discretion.

        (f)    Disbursements from Agent to Lenders.    The Agent shall promptly remit to each Lender its pro rata share of payments received pursuant to Section 6.01 in immediately available funds, except that all reimbursement payments in respect of losses, out-of-pocket expenses, funding losses or like matters shall be retained by the Agent or remitted to the Lenders according to their respective appropriate entitlement to such reimbursement.

        Section 6.02    The Notes.    The aggregate principal amount of each Lender's share of the Commitment and Loans shall be evidenced by a note to be issued by the Borrower to each Lender in substantially the form attached hereto as Exhibit A (with appropriate completion of the name of the applicable Lender).

        Section 6.03    Loan Account.    The Agent may open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon. If the Agent opens such an account, it shall debit such loan account for the principal amount of each Loan made by it and accrued interest thereon, and, subject to Section 1.03 (Disbursements) above, shall credit such loan account for each payment on account of principal or interest. The records of the Agent with respect to the loan account maintained by it shall be prima facie evidence of the Loans and accrued interest thereon, but the failure of the Agent to make any such notations or any error or mistake in such notations shall not affect the Borrower's repayment obligations with respect to such Loans.

        Section 6.04    Additional Provisions Concerning Certain Loans.

        (a)    Mandatory Suspension and Conversion of LIBOR Loans.    The Lenders' obligation to make, continue or convert into LIBOR Loans of any Type shall be suspended, all Lenders' outstanding Loans of such Type shall be converted into Base Rate Loans on the last day of their applicable Interest Periods (or, if earlier, in the case of clause (iii) below, on the last day the Lenders may lawfully continue to maintain Loans of such Type or, in the case of clause (iv) below, on the day determined by the Agent to be the last Business Day before the effective date of the applicable restriction) into, and all pending requests for the making or continuation of or conversion into Loans of such Type by the Agent shall be deemed requests for Base Rate Loans, if:

            (i)  on or prior to the determination of an interest rate for a LIBOR Loan for any Interest Period, the Agent reasonably determines that for any reason appropriate information is not available to it for purposes of determining the LIBOR Rate for such Interest Period;

           (ii)  on or prior to the first day of any Interest Period for a LIBOR Loan of such Type, any of the Lenders reasonably determines that the LIBOR Rate as determined by such Lender for such

  Interest Period would not accurately reflect the cost to such Lender of making, continuing or converting into a LIBOR Loan of such Type for such Interest Period;

          (iii)  at any time any of the Lenders determines that any Regulatory Change makes it unlawful or impracticable for such Lender or its applicable lending office to make, continue or convert into a LIBOR Loan of such Type, or to comply with its obligations hereunder in respect thereof; or

          (iv)  any of the Lenders determines that, by reason of any Regulatory Change, such Lender or its applicable lending office is restricted, directly or indirectly, in the amount that it may hold of (A) a category of liabilities that includes deposits by reference to which, or on the basis of which, the interest rate applicable to LIBOR Loans of such Type is directly or indirectly determined or (B) the category of assets that includes LIBOR Loans of such Type.

        (b)    Regulatory Changes.    If in the determination of any of the Lenders:

            (i)  any Regulatory Change shall directly or indirectly (A) reduce the amount of any sum received or receivable by such Lender with respect to the Revolving Credit Facility, (B) impose a cost on such Lender or any Affiliate of such Lender that is attributable to the making available or maintaining of, or such Lender's commitment to make available, the Revolving Credit Facility, (C) require such Lender or any Affiliate of such Lender to make any payment on, or calculated by reference to, the gross amount of any amount received by such Lender under any Loan Document or (D) reduce, or have the effect of reducing, the rate of return on any capital of such Lender or any Affiliate of such Lender that such Lender or such Affiliate is required to maintain on account of the Revolving Credit Facility, or such Lender's Commitment and

           (ii)  such reduction, increased cost or payment shall not be fully compensated for by an adjustment in the applicable rates of interest payable under the Loan Documents;

then the Borrower shall pay to such Lender such additional amounts as such Lender reasonably determines will, together with any adjustment in the applicable rates of interest payable hereunder, fully compensate it for such reduction, increased cost or payment. Such additional amounts shall be payable, in the case of those applicable to prior periods, within 15 Business Days after request by such Lender for such payment and, in the case of those applicable to future periods, on the date specified, or determined in accordance with a method specified, by such Lender. Such Lender will promptly notify the Agent and the Borrower of any determination made by it referred to in clauses (i) and (ii) above and provide to Agent and Borrower a reasonably detailed calculation of all amounts required to be paid by the Borrower, but the failure to give such notice shall not affect such Lender's right to such compensation.

        (c)    Capital Requirements.    If, in the determination of any Lender, such Lender or any Affiliate of such Lender is required, as a result of a Regulatory Change, to maintain capital on account of the Revolving Credit Facility or such Lender's Commitment, then, upon request by such Lender, the Borrower shall from time to time thereafter pay to such Lender such additional amounts as such Lender reasonably determines will fully compensate it for any reduction in the rate of return on the capital that such Lender or such Affiliate is so required to maintain on account of the Revolving Credit Facility or Commitment suffered as a result of such capital requirement. Such additional amounts shall be payable, in the case of those applicable to prior periods, within 15 Business Days after request by such Lender to the Borrower and in the case of those relating to future periods, on the date specified, or determined in accordance with a method specified by such Lender. Such Lender will promptly notify the Agent and the Borrower of any determination made by it referred to in this paragraph (c), but the failure to give such notice shall not affect such Lender's right to such compensation.

        (d)    Funding Losses.    The Borrower shall pay to the Agent on behalf of the Lenders, from time to time, upon request, such amount as the Agent reasonably determines is necessary to compensate the Lenders for any loss, cost or expense, including, without limitation, loss of the Applicable Margin incurred by it as a result of (a) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of an Interest Period for such LIBOR Loan or (b) a LIBOR Loan for any reason not being made or converted, or any payment of principal thereof or interest thereof not being made, on the date therefor determined in accordance with the applicable provisions of this Agreement. At the election of the Agent, and without limiting the generality of the foregoing, but without duplication, such compensation on account of losses may include an amount equal to the excess of (i) the interest that would have been received from the Borrower under this Agreement including the Applicable Margin on any amounts to be reemployed during an Interest Period or its remaining portion over (ii) the interest component of the return that the Agent determines the Lenders could have obtained had they placed such amount on deposit in the London Interbank Eurodollar Market selected by it for a period equal to such Interest Period or remaining portion.

        (e)    Determinations.    In making the determinations contemplated by this Section, the Agent or the applicable Lender may make such estimates, assumptions, allocations and the like that the Agent or such Lender in good faith determines to be appropriate, and the Agent or specified Lender selection thereof in accordance with this Section, and the determinations made by such Lender on the basis thereof, shall be final, binding and conclusive upon the Borrower. Notwithstanding any other provision of this Section, such Lender shall not apply the provisions of subsections (b) or (c) of this Section with respect to the Borrower if it shall not at the time be the general policy or practice of the Agent or such Lender to apply provisions of subsections (b) or (c) of this Section to other borrowers in substantially similar circumstances under substantially comparable provisions of other credit agreements.

        (f)    Rate Quotations.    The Borrower may call the Agent on or before the date on which a Request for Advance or notice of conversion is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent nor affect the rate of interest which thereafter is actually in effect when the election is made.

        Section 6.05    Taxes.

        (a)    Payments Free and Clear.

            (i)  Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, in the case of each Lender and the Agent, (A) income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof, and (B) income and franchise taxes imposed by the jurisdiction of each Lender's lending office or any political subdivision thereof, and (C) United States federal income taxes imposed by reason of failure or the inability of a Lender to comply with Section 6.05(e) (unless such compliance is precluded as a result of a change in any law, rule, regulation or treaty or in the administrative interpretation or application thereof after the date hereof (or, in the case of a Participant or Assignee, the date on which such Participant or Assignee receives its interest in the Loans) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").

           (ii)  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 6.05(d).

        (b)    Stamp and Other Taxes.    In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

        (c)    Indemnity.    The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender or the Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent makes written demand therefor.

        (d)    Evidence of Payment.    Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 14.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

        (e)    Non-U.S. Lender.    On or prior to the date on which any Participant or Assignee that is not a United States person as defined in Section 7701(a)(30) of the Code (each a "Non-U.S. Lender") receives its interest in the Loans, each Non-U.S. Lender that is entitled at such time to an exemption from United States of America withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide Agent and the Borrower with two duly completed copies of the appropriate United States Internal Revenue Service Form W-8, or other applicable successor form prescribed by the Internal Revenue Service of the United States, certifying that such Non-U.S. Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. The Borrower shall have no obligation to pay any taxes with respect to Loans made to a Non-U.S. Lender pursuant to 6.05(a) or indemnify any Non-U.S. Lender under Section 6.05(c) if such Non-U.S. Lender is eligible to comply with the provisions of this Section 6.05(e) and has not done so. Notwithstanding any other provision of this Section 6.05(e), no Non-U.S. Lender shall be required to deliver any form pursuant to this Section 6.05(e) that such Non-U.S. Lender is not legally able or obligated to deliver and, for purposes of this Section 6.05, such non-delivery of a form shall not be decreed to be non-compliant with this Section 6.05(e).

        (f)    Survival.    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitment.

        Section 6.06    Lenders' Obligations Several.    Each Lender is severally bound by this Agreement, but there shall be no joint obligation of the Lenders under this Agreement. The failure of any Lender to make any share of the Loans or obligations respecting Letters of Credit or Acceptances to be made by it on the date specified for the Loans or such obligations shall not relieve any other Lender of its obligation to make its share of the Loans or other obligations on such date, but neither any Lender nor the Agent shall be responsible for the failure of any other Lender to make a share of the Loans or other obligations to be made by such other Lender.

        Section 6.07    Permitted Assumptions by Agent as to Lender Payments.    Unless the Agent shall have been notified by a Lender prior to noon on the date on which it is scheduled to fund to the Agent any amount payable by a Lender under this Agreement (such payment being the "Lender Required Payment") that it does not intend to make the Lender Required Payment to the Agent, the Agent may assume that the Lender Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the Borrower (or other appropriate party) on such date. If such Lender has not in fact made the Lender Required Payment to the Agent, the Borrower (or other recipient) shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate equal to the Base Rate. The foregoing does not limit the obligation of any Lender to make a Lender Required Payment. Any Lender Required Payment made by the Agent in reliance on the assumption that the applicable Lender was funding the same, if not returned by the Borrower (or other recipient), shall be paid, on demand, to the Agent by the applicable Lender, together with interest thereon accruing at the Base Rate. In addition, any Lender that fails to make a Lender Required Payment upon receipt of notice therefor, shall not be entitled to vote on any matters that it otherwise would be entitled to vote on under this Agreement until it makes such payment.

ARTICLE 7

CONDITIONS PRECEDENT

        Section 7.01    Conditions Precedent to Initial Loan.    The obligation of the Lenders to make the initial Loan is subject to the condition that each of the Lenders, or the Agent, as applicable, shall have received each of the following, in form and substance satisfactory to it:

          7.01.1    Loan Documents.

            (a)   a duly executed Revolving Loan Note; and

            (b)   a Guaranty Agreement, duly executed by each Subsidiary of Borrower.

          7.01.2    UCC Collateral Documents.

            (a)   (i) a Security Agreement (also constituting a pledge agreement), duly executed by Borrower and its Subsidiaries, together with such Uniform Commercial Code financing statements as are necessary or, in the opinion of the Agent, desirable to perfect the security interests created by such Security Agreement, and (ii) such landlord waivers as Agent shall request;

            (b)   A perfection questionnaire duly completed by Borrower as to itself and its Subsidiaries;

            (c)   insurance policies or certificates designating the Agent as lender loss payee or mortgagee as its interests may appear, as appropriate, as required by Section 11.17 of this Agreement or as required by any other Loan Document;

            (d)   a Pledge Agreement, duly executed by Parent, which owns all shares of capital stock of Borrower, together with (i) the stock certificates representing all such shares, (ii) duly executed, undated stock powers respecting such shares and (iii) duly executed Uniform Commercial Code financing statement(s) naming Parent as debtor to be filed in the appropriate jurisdictions;

            (e)   an IP Collateral Agreement executed by Borrower and its Subsidiaries as appropriate as to all registered or pending patents, trademarks and copyrights, in appropriate form to file of record;

            (f)    the results of tax, judgments and other lien searches in form and substance satisfactory to the Agent, and from such jurisdictions as may be satisfactory to the Agent, together with U.S. Patent and Trademark Office and Copyright Office searches of a recent date, in each case, with respect to the Borrower and each of Borrower's Subsidiaries, showing no Liens except Permitted Liens; and

            (g)   the Intercreditor Agreement.

          7.01.3    Real Estate Collateral Documents.

            (a)   Mortgage(s) duly executed by Borrower covering all real property owned by Borrower;

            (b)   Mortgage(s) duly executed by each Subsidiary of Borrower covering all real property owned by each such Subsidiary; and

            (c)   for each property subject to a Mortgage, (i) title insurance insuring the priority of the Mortgage, (ii) a Phase I Environmental Audit, (iii) zoning certification, (iv) a flood certification, and (v) a survey; in each case satisfactory to the Agent.

          7.01.4    Financial Documents.

            (a)   audited financial statements of Borrower and its Subsidiaries on a Consolidated basis for the fiscal year ended December 31, 2003, together with projections of financial statements respecting each fiscal year through the fiscal year 2008, which projections shall be approved by the chief financial officer of Borrower and based on reasonable assumptions;

            (b)   audited financial statements of Dingley and its Subsidiaries on a Consolidated basis for August 31, 2003;

            (c)   pro forma consolidated financial statements of Borrower and its Subsidiaries, giving effect to the transactions contemplated hereby; and

            (d)   a Borrowing Base Certificate as of March 31, 2004.

          7.01.5    Consents, Certificates and Opinions.

            (a)   any required governmental consents or other required consents to the closing of this Agreement or to the execution, delivery and performance of this Agreement and the other Loan Documents, each of which shall be in form and substance satisfactory to the Agent;

            (b)   a certificate of each Loan Party to which is attached each of the following certified as such by a duly authorized officer of such Loan Party:

                (i)  a certificate of incumbency with respect to each Authorized Signatory thereof that signs any Loan Documents,

               (ii)  a copy of the charter or other organizational documents of such Loan Party certified by the Secretary of State or similar state official of the jurisdiction of formation of such Loan Party,

              (iii)  a copy of the bylaws or other constituent documents of such Loan Party,

              (iv)  a certificate of good standing or subsistence, as the case may be, for such Loan Party issued as of a recent date by the Secretary of State or similar state official in the jurisdiction of its organization and in each state in which such Loan Party is qualified to do business as set forth on Schedule 8.01,

               (v)  a copy of the resolutions duly adopted by the Board of Directors or other governing body of such Loan Party authorizing it to execute, deliver and perform each Loan Document to which it is, or is to be, a party, and

              (vi)  a copy of any shareholders agreement or similar agreement respecting such Loan Party, if any such agreement exists;

            (c)   a legal opinion of Dechert LLP, counsel to each of the Loan Parties;

            (d)   a legal opinion of special local counsel for the Borrower and its Subsidiaries in the states of Maryland, Virginia, Michigan, New Hampshire, Vermont and Maine; and

            (e)   a certificate of the chief financial officer or Treasurer of the Borrower with respect to the solvency and adequacy of capital of Borrower after giving effect to the Dingley Acquisition, the initial Loan and the application of the proceeds thereof.

        7.01.6    Third Party Agreements.

            (a)   evidence that, prior to or substantially simultaneously with the making of the initial Loan, (i) the Predecessor Indebtedness shall have been repaid, (ii) all commitments to lend in respect of the Predecessor Indebtedness shall have been effectively terminated and (iii) all UCC-3 termination statements and all other documents necessary in the determination of the Agent to effectively terminate of record all security interests related to the Predecessor Indebtedness shall have been duly executed by the proper parties and shall have been delivered to the Agent, all pledged instruments shall have been returned to the proper parties, and other arrangements with respect thereto satisfactory to the Agent shall have been made;

            (b)   copies of the Operative Documents, duly certified by an Authorized Signatory of the Borrower, in form and substance satisfactory to the Agent;

            (c)   evidence that the Dingley Acquisition has been validly and effectively consummated (or concurrently with the making of the Initial Loan will be consummated) and evidence that the sum of the purchase price paid to consummate the Dingley Acquisition and all related fees, expenses and other transaction costs do not exceed $72 million;

            (d)   evidence that the transactions (other than the Dingley Acquisition and the funding of the Initial Loan) contemplated by the Operative Documents, including without limitation the funding of any and all investments contemplated by the Equity Documents and the Senior Secured Note Documents have been consummated (or concurrently with the making of the initial Loan on the Closing Date will be consummated); and consents and agreements sufficient to permit the Lenders to rely upon and be the beneficiary of the representations, warranties, covenants, agreements and opinions contained in the Operative Documents; and

            (e)   a Subordination Agreement in form and substance satisfactory to the Agent as to any management, consulting or similar agreement binding upon the Borrower or any Subsidiary.

        Section 7.02    Payment of Fees and Costs.    In addition to the conditions specified in Section 7.01 (Conditions Precedent to Initial Loan) above, prior to making the initial Loan, the Agent shall receive payment of all accrued costs and fees and (if then ascertainable) expenses arising out of attorneys' fees for the preparation of the Loan Documents and related services.

        Section 7.03    Conditions Precedent to Each Loan.    The obligation of the Lenders to make each Loan (including the initial Loan) is subject to the fulfillment of each of the following conditions:

          (a)   All of the representations and warranties of the Borrower in this Agreement and all representations and warranties of each Loan Party in each other Loan Document shall be true and correct in all material respects at such time, both before and after giving effect to the application of the proceeds of such Loan;

          (b)   No Default or Event of Default hereunder shall then exist or be caused thereby;

          (c)   No Material Adverse Change shall have occurred and no event shall have occurred which could reasonably be expected to result in a Material Adverse Change; and

          (d)   With respect to each Revolving Credit Loan, the Agent shall have received a duly executed Request for Advance and with respect to each Swing Loan, the Swing Lender shall have received a duly executed Request for Swing Loan Advance.

        Section 7.04    Method of Satisfying Certain Conditions.    The request for, and acceptance of, each Loan by the Borrower shall be deemed a representation and warranty by the Borrower that the conditions specified in subparts (a), (b) and (c) of Section 7.03 (Conditions Precedent to Each Loan) have been satisfied.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF BORROWER

        In order to induce the Lenders to enter into this Agreement, the Borrower makes the following representations, covenants and warranties:

        Section 8.01    Organization and Qualification.    The Borrower, Parent and each Subsidiary of Borrower are corporations, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. The Borrower, Parent and each Subsidiary of Borrower have the lawful power to own or lease their respective properties and to engage in the respective business they presently conduct or propose to conduct. Borrower and each Subsidiary of Borrower are duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by them, or the nature of the business transacted by them, or both, makes such licensing or qualification necessary, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Change. Schedule 8.01 hereto shows as of the date hereof each state in which Borrower and each of its Subsidiaries are qualified and their respective jurisdictions of incorporation.

        Section 8.02    Capitalization and Ownership of Borrower.    The authorized capital stock of the Borrower, the number of issued and outstanding shares and the owners of such shares, as of the date hereof, are set forth on Schedule 8.02 hereto. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear by the owners thereof except as pledged pursuant to the Loan Documents and except for Permitted Liens to the extent arising by operation of law. As of the date hereof, there are no options, warrants or other rights outstanding to purchase any such shares except as indicated on said Schedule 8.02.

        Section 8.03    Capitalization and Ownership of Subsidiaries.    The name of each of Borrower's Subsidiaries, their authorized capital stock, the number of issued and outstanding shares and the owners thereof as of the date hereof are set forth on Schedule 8.03 attached hereto. All outstanding shares of capital stock of Borrower's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and are owned free and clear by Sheridan except as pledged pursuant to the Loan Documents and except for Permitted Liens to the extent arising by operation of law. As of the date hereof, there are no options, warrants or other rights outstanding to purchase any such shares except as indicated on said Schedule 8.03. Borrower has the unrestricted right to vote the issued and outstanding shares of the Subsidiaries owned by it. Borrower's ownership interest in each of its Subsidiaries represents a direct controlling interest of such Subsidiary for purposes of directing or causing the direction of the management and policies of each Subsidiary.

        Section 8.04    Authorization and Execution.    The execution, delivery and performance of this Agreement, and each other Loan Document to which the Borrower is or will be a party are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action. The execution, delivery and performance of each Loan Document to which each other Loan Party is, or will be, a party are within each such Loan Party's corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been, and each other Loan Document when delivered hereunder will be, duly executed by each Loan Party which is a party hereto or thereto, as the case may be.

        Section 8.05    Enforceability; Consents.    This Agreement is, and each of the other Loan Documents when delivered hereunder will be, a legal, valid and binding obligation of each of the Loan Parties which is, or will then be, a party hereto or thereto, as the case may be, enforceable against each such Loan Party in accordance with its terms. No recording, filing, registration, notice, consent (governmental or otherwise) or other similar action including, without limitation, any action involving any federal, state or local regulatory body, is required in order to insure the legality, validity, binding effect or enforceability of this Agreement or the other Loan Documents as against all Persons, except the filing of UCC-1 financing statements and the recording of the Mortgages as contemplated by this Agreement.

        Section 8.06    Security Interests in Collateral.

        (a)   As of the date hereof, upon the filing of the UCC-1 financing statements in the jurisdictions listed on Schedule 8.06 attached hereto and the delivery of the stock certificates listed on Schedules 8.02 and 8.03 attached hereto, no further action, including without limitation, any filing or recording of any document or the obtaining of any consent, is necessary in order to establish, perfect and maintain the Agent's first priority security interests in the Lender Priority Collateral and second priority security interests in the Note Priority Collateral subject to Permitted Liens to the extent taking priority by operation of law, except for the periodic filing of continuation statements with respect to such UCC-1 financing statements. As of the date hereof, the perfection questionnaire delivered to the Agent by Borrower is true and correct and there have been no changes thereto since the date of delivery.

        (b)   The Mortgages when duly filed in the offices listed on Schedule 8.06 attached hereto, will create perfected Liens on the real property described in the Mortgages subject to no Liens of equal or greater priority except for those securing the Senior Secured Notes and Permitted Liens to the extent taking priority by operation of law, and no further action, including, without limitation, the filing or recording of any document, is necessary to maintain such perfected Liens.

        Section 8.07    Real Property of Borrower and its Subsidiaries.    As of the date hereof, Schedule 8.07 attached hereto is a complete and correct list of all real property owned or leased by Borrower and each of its Subsidiaries, specifying, in each case, whether such property is owned or leased and specifying the owner/lessee thereof.

        Section 8.08    Absence of Conflict with other Agreements, Etc.    The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is, or will be, a party do not and will not (a) require any consent or approval, governmental or otherwise, not already obtained, (b) violate any Applicable Law respecting the Borrower or any Subsidiary of Borrower, (c) conflict with, result in a breach of, or constitute a default under, the charter documents or bylaws of Borrower or any Subsidiary of Borrower, or under any indenture, agreement, license or other instrument to which Borrower or any of the Subsidiaries of Borrower is a party or by which any of them or their respective properties may be bound, or (d) result in, or require the creation or imposition of, any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of its Subsidiaries other than as contemplated hereby.

        Section 8.09    Business.    Borrower (together with its Subsidiaries) is engaged in the business of providing specialty printing and value-added support services for the journal, magazine, catalogue, book and article reprint markets, and in businesses that in the reasonable good faith judgment of the Board of Directors of Borrower are related, complementary or ancillary businesses, and no other business or activity.

        Section 8.10    Condition of Assets.    All of the material properties, equipment and systems of Borrower and each of its Subsidiaries are in good repair, working order and condition and are and will be in material compliance with all standards or rules imposed by any governmental agency or authority (including, without limitation, any federal or state or local governments or instrumentalities) or otherwise under Applicable Law.

        Section 8.11    Use of Proceeds.    The proceeds of the Loans will be used to finance the Dingley Acquisition and for working capital purposes. No proceeds of any Loan shall be used for any illegal purposes.

        Section 8.12    Litigation.    There is no action, suit, proceeding or investigation pending against, or, to the best of Borrower's knowledge, threatened against or in any other manner relating to, Borrower or any of its Subsidiaries or any of their respective properties, in any court or before any arbitrator of any kind or before or by any governmental body, which individually or in the aggregate, could (if adversely determined) reasonably be expected to result in a Material Adverse Change, nor is the Borrower or any Subsidiary of the Borrower in violation of any order, writ, injunction or decree of any such governmental body which could reasonably be expected to result in a Material Adverse Change.

        Section 8.13    Indebtedness.    As of the date hereof, Schedule 8.13 attached hereto correctly describes all outstanding Indebtedness of the Borrower and each of its Subsidiaries, and any commitments of any such Person to incur additional Indebtedness (other than Indebtedness pursuant to this Agreement), and shows the Indebtedness to be paid off on the date hereof.

        Section 8.14    Financial Statements.

        (a)   The audited financial statements for Borrower and its Subsidiaries on a Consolidated basis for the fiscal year ended December 31, 2003, the unaudited financial statements for Borrower and Subsidiaries on a consolidating basis for such fiscal year, and the audited financial statements of Dingley and Subsidiaries for August 31, 2003, together with any other financial statements furnished to the Lenders, are complete and correct in all material respects and present fairly in accordance with GAAP the financial position of Borrower and its Subsidiaries, and Dingley and Subsidiaries, respectively, on a Consolidated basis on and as at such dates and the results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). Neither Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in the preceding sentence and there are not now and not anticipated any material unrealized losses of Borrower or any of its Subsidiaries. Since December 31, 2003, there has been no Materially Adverse Change in the condition or operations of Borrower or its Subsidiaries.

        (b)   The projections delivered to the Lenders pursuant to Section 7.01 (Conditions Precedent to Initial Loan) above and Section 10.01 (Financial Statements) below are made in good faith, based on reasonable assumptions by the Borrower.

        (c)   The pro forma balance sheet of Borrower and its Consolidated Subsidiaries as of December 31, 2003, (except that such balance sheet shall, in the case of Dingley, be based upon its balance sheet as of November 30, 2003), copies of which have been delivered to the Lenders, fairly presents, in conformity with GAAP applied on a basis consistent with the financial statements referred to in Section 8.14(a) (subject to normal year-end adjustments and the lack of footnotes) the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Operative Documents, (ii) the making of the Loans, (iii) the application of the proceeds therefrom as contemplated by the Operative Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet. As of the date of such balance sheet and the date hereof, no Loan Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

        (d)   The information contained in the most recently delivered Request for Advance, Request for Swing Loan Advance and Borrowing Base Certificate is complete and correct and the amounts shown therein as "Eligible Receivables" and "Eligible Inventory" have been determined as provided in the Loan Documents, in each case, as of the date thereof.

        (e)   Since December 31, 2003, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of Borrower and its Consolidated Subsidiaries, taken as a whole.

        (f)    Acquisition Co. was formed solely to effect the Dingley Acquisition, and except in connection therewith (and as contemplated by this Agreement) has no significant assets or liabilities.

        Section 8.15    Fiscal Year.    The fiscal year of the Borrower ends on December 31.

        Section 8.16    Title to Assets.    Borrower has good, legal and marketable title to, or a valid leasehold interest in, all of its assets included on the last balance sheet previously delivered to the Lenders except for assets disposed of in the ordinary course of business or as permitted hereby. Each of Borrower's Subsidiaries has good, legal and marketable title to, or a valid leasehold interest in, all of its assets included on the last balance sheet previously delivered to the Lenders except for assets disposed of in the ordinary course of business. None of such properties or assets is subject to any Liens, except for Permitted Liens and liens to be released on the Closing Date. No financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names the Borrower or any of the Subsidiaries of Borrower as debtor or which covers or purports to cover any of the assets of the Borrower or any of its Subsidiaries is currently effective and on file in any state or other jurisdiction, and neither the Borrower nor any of its Subsidiaries has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing except with respect to Permitted Liens and Liens to be released on the Closing Date.

        Section 8.17    Patents, Trademarks, Licenses, Franchises, Etc.    Borrower and each of its Subsidiaries holds or has the rights to use all patents, trademarks, service marks, trade names, copyrights, franchises, licenses and authorizations, governmental or otherwise, (the "rights") necessary for the conduct of its business as now conducted, without any known material conflict with the rights of others which could reasonably be expected to result in a Material Adverse Change. As of the date hereof Schedule 8.17 attached hereto correctly lists all patents, trademarks and copyrights registered to the Loan Parties as well as all material governmental licenses, authorizations and similar rights. Each license agreement necessary to the Borrower's or any Subsidiary's business under which the Borrower or any Subsidiary of Borrower is the licensee is a valid and binding license agreement, enforceable against the Licensee and, to Borrower's knowledge, the licensor.

        Section 8.18    Compliance with Law.    Each of Borrower and its Subsidiaries is in material compliance with all Applicable Law.

        Section 8.19    Compliance with ERISA.

        (i)    As of the closing date, none of Borrower, Borrower's Subsidiaries or any ERISA Affiliate maintains or contributes to any Plan or other employee benefit plan, except as disclosed on Schedule 8.19 attached hereto.

        (ii)   Each Plan, which is intended to be qualified within the meaning of Section 401(a) of the Code, is the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code. Borrower has furnished to the Agent a copy of the most recent actuarial report for each Plan which is a defined benefit plan as defined in Section 3(35) of ERISA or is a funded employee welfare benefit plan, and each such report is accurate in all material respects.

        (iii)  Borrower, its Subsidiaries and their respective ERISA Affiliates have operated each Plan in all material respects in compliance with the requirements of the Code and ERISA.

        (iv)  Except as specifically disclosed on Schedule 8.19 attached hereto, (1) no Plan has engaged in any transaction in connection with which Borrower or any of its Subsidiaries or ERISA Affiliates could be subject to either a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax penalty imposed pursuant to Section 4975 of the Code, (2) there is no Accumulated Funding Deficiency with respect to any Plan, whether or not waived, or an unfulfilled obligation to contribute to any Multiemployer Plan or withdrawal from any Multiemployer Plan, (3) no Plan has been terminated under conditions which resulted, or could result in any material liability to the PBGC, (4) no material liability to the PBGC has been or is expected by the Borrower to be incurred with respect to any Plan by Borrower or any of Borrower's Subsidiaries or ERISA Affiliates except for required premium payments to the PBGC, (5) there has been no Reportable Event with respect to any Plan (except to the extent that the PBGC has waived such reporting requirement with respect to any such event), and no event or condition exists which presents a material risk of termination of any Plan by the PBGC, (6) none of Borrower or any of Borrower's Subsidiaries or any ERISA Affiliate has incurred or anticipates incurring Withdrawal Liability with respect to any Multiemployer Plan, (7) no Multiemployer Plan is in Reorganization, (8) Borrower and Borrower's Subsidiaries and ERISA Affiliates have complied in all material respects with the requirements of COBRA and HIPAA, (9) there are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) in respect of any Plan, (10) there is no violation of the Code or ERISA with respect to the filing of applicable reports, documents and notices regarding any Plan with the Secretary of Labor, the Secretary of the Treasury, the PBGC or any other governmental entity or the furnishing of documents as required to participants and/or beneficiaries, and (11) there is no Plan providing for retiree health and/or life insurance or other death benefits or any welfare plan having unfunded liabilities, except for any event described in the foregoing clauses (1)-(11) which could not reasonably be expected to have a Material Adverse Effect.

        (v)   No liability (whether or not such liability is being litigated) has been asserted against Borrower, any Borrower Subsidiaries or any ERISA Affiliate in connection with any Plan or any Multiemployer Plan by the PBGC other than for required premium payments to the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no Lien has been attached and no Person has threatened to attach a Lien on any property of Borrower, its Subsidiaries or ERISA Affiliates as a result of failure to comply with ERISA or as a result of the termination of any Plan.

        Section 8.20    Compliance with Regulations U and X.    Neither Borrower nor any of Borrower's Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, any "margin security" or "margin stock" as defined in Regulations U and X of the Board of Governors of the Federal Reserve System. No portion of the proceeds of the loan shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System. If requested by the Agent or any Lender, the Borrower shall complete and sign Part I of a copy of the Federal Reserve Form U-1 referred to in Regulation U of the Board of Governors of the Federal Reserve System and deliver such copy to the Agent or such Lender. Neither the Borrower nor any of its Subsidiaries, nor any bank acting on any of their behalf, has taken or will take any action which might cause this Agreement or the Note to violate Regulation U or X or any other regulation of the Board of Governors of the Federal Reserve System, as now or hereafter in effect.

        Section 8.21    Investment Company Act.    Neither Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        Section 8.22    Public Utility Holding Company Act.    Neither Borrower nor any Subsidiary of Borrower is a "holding company", or a "subsidiary company" or "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

        Section 8.23    Absence of Default, Etc.    No event has occurred which constitutes a Default or an Event of Default.

        Section 8.24    Agreements with Affiliates and Management Agreements.    Except for agreements or arrangements with Affiliates in which Borrower or one or more of its Subsidiaries provides services to such Affiliates or vice versa for fair consideration and which are set forth on Schedule 8.24 attached hereto, as of the date hereof neither Borrower nor any of its Subsidiaries has any contracts or written agreements or binding arrangements of any kind with any Affiliate.

        Section 8.25    No Burdensome Agreements; Material Agreements.    Neither Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restrictions which, assuming compliance by such Persons with the terms of such agreements or instruments, could result in a Material Adverse Change. Schedule 8.25 hereto lists all material agreements as of the date hereof (the "Material Agreements") of Borrower and each of its Subsidiaries. Neither Borrower nor any Subsidiary of Borrower is in material default of any of the Material Agreements. Except where Borrower or one of its Subsidiaries has allowed a Material Agreement to terminate because such termination was in the best interests of Borrower or applicable Subsidiary, each of the Material Agreements remains in full force and effect.

        Section 8.26    Solvency.    After giving effect to the transactions contemplated by the Loan Document: (i) the property of Borrower, at a fair valuation, will exceed its debt; (ii) the capital of Borrower will not be unreasonably small to conduct its business; (iii) Borrower will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature; and (iv) the present fair salable value of the assets of Borrower will be materially greater than the amount that will be required to pay its probable liabilities (including debts) as they become absolute and matured. The representations set forth in the preceding sentence are equally true of Borrower and its Subsidiaries on a Consolidated basis and of each Subsidiary in a Consolidating basis. For purposes of this Section, "debt" means any liability on a claim, and "claim" means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

        Section 8.27    Taxes.    All federal, state and other tax returns of Borrower and each of its Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by Borrower or any of its Subsidiaries, which are due and payable, have been paid, provided that there shall not be deemed to be a violation of this representation if any such tax is being diligently contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves shall have been set aside on the appropriate books, but only if no foreclosure, distraint, sale or similar proceeding shall have been commenced. The charges, accruals and reserves on the books of Borrower and each of its Subsidiaries in respect of taxes are adequate.

        Section 8.28    Environmental Compliance.    Except as would not reasonably be expected to result in a Material Adverse Change or as scheduled in Schedule 8.28:

          (i)    None of the real property currently owned or occupied by Borrower or any of its Subsidiaries has ever been used by Borrower or any of its Subsidiaries during its or their ownership or occupancy, or, to the best of Borrower's knowledge, by previous owners or occupiers to treat, produce, store, handle, transfer, process, transport, dispose of or otherwise release any Hazardous Substances in violation of any Environmental Law.

          (ii)   There is no condition which exists on the real property owned or occupied by Borrower or any of its Subsidiaries which requires Remedial Action and which was caused by Borrower or its Subsidiaries or, to Borrower's knowledge, any other Person.

          (iii)  Neither Borrower nor any of its Subsidiaries has been notified of, or has actual knowledge of any notification having been filed with regard to, a Release on or into any real property owned or occupied by Borrower or any of its Subsidiaries.

          (iv)  Neither Borrower nor any of its Subsidiaries has received a summons, citation, notice of violation, administrative order, directive, letter or other communication, written or oral, from any governmental or quasi-governmental authority concerning any Release or need for Remedial Action.

          (v)   Except as set forth in the Environmental Review of The Sheridan Group prepared by Environ International Corporation, dated July 2003, a copy of which was provided to the Agent, there are no "friable" (as that term is defined in regulations under the Federal Clean Air Act) asbestos or friable asbestos-containing materials which have not been encapsulated as required by Environmental Laws in accordance with accepted guidelines promulgated by the United States Environmental Protection Agency existing in or on any real property owned and/or in the portion of any other property occupied by Borrower or any of its Subsidiaries.

          (vi)  Except as set forth in the Environmental Review of The Sheridan Group prepared by Environ International Corporation, dated July 2003, a copy of which was provided to the Agent, no equipment for which Borrower or any of its Subsidiaries is responsible containing polychlorinated biphenyls, including electrical transformers, are located on any real property owned or occupied by Borrower or any of its Subsidiaries in levels which exceed those permitted by any and all governmental authorities with jurisdiction over such premises or which are not properly labeled in accordance with requisite standards.

          (vii) Except as set forth in the Environmental Review of The Sheridan Group prepared by Environ International Corporation, dated July 2003, a copy of which was provided to the Agent, there are no tanks on any real property owned or occupied by Borrower or any of its Subsidiaries that have been used for the storage of petroleum products or any other substance, nor, to the knowledge of the Borrower, have any such tanks been located on such property at any time.

        Section 8.29    Labor Disputes and Acts of God.    Neither the business nor the properties of Borrower or any Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which could reasonably be expected to result in a Material Adverse Change.

        Section 8.30    Related Transactions.    The Dingley Acquisition has been consummated in all material respects pursuant to the provisions of the Acquisition Documents, true and complete copies of which have been delivered to Lender, and in compliance in all material respects with all applicable provisions of law. The transactions contemplated by the Equity Documents and the Senior Secured Note Documents to be consummated on or prior to the date hereof have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Lender, and in compliance with all applicable provisions of law.

        Section 8.31    Representations and Warranties Incorporated from Other Operative Documents.    As of the Closing Date, each of the representations and warranties made in the Operative Documents by any Loan Party and to Borrower's knowledge by any other party is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

ARTICLE 9

FINANCIAL COVENANTS

        Section 9.01    Financial Covenants.    The Borrower shall, and shall cause each of its Subsidiaries to, maintain compliance with the following financial covenants:

          (a)    Minimum EBITDA.    The Borrower and its Subsidiaries, on a Consolidated basis, shall have EBITDA for each period of four consecutive fiscal quarters measured on the last day of each fiscal quarter beginning June 30, 2004, of no less than the amount specified below for the periods specified below:

Minimum EBITDA	Four Quarter Periods Ending
$33,000,000	Closing through 9/30/06
$36,000,000	12/31/06 through the Maturity Date

          (b)    Interest Coverage Ratio.    As of the last day of each fiscal quarter, the Borrower and its Subsidiaries on a Consolidated basis shall maintain a ratio of EBITDA to Interest Expense, for the period of four preceding consecutive fiscal quarters ending on such day, of at least 2.00 to 1.00.

        Section 9.02    Calculations.    Calculations made pursuant to this Article 9 shall give effect, on a pro forma basis, to all Acquisitions and dispositions made during the period to which the required compliance relates (the "applicable period"), as if such Acquisition or disposition had been consummated on the first day of the applicable period such that (a) the results of operations of the assets or entities acquired or disposed of are included or excluded, as applicable, and (b) any Indebtedness assumed or incurred or paid off in connection with such Acquisition or disposition is included or excluded, as applicable, on a pro forma basis from the first day of the applicable period.

ARTICLE 10

COVENANTS CONCERNING REPORTING REQUIREMENTS

        Section 10.01    Financial Statements.    So long as any of the Obligations is unpaid or any Lender has any commitment to make Loans hereunder, the Borrower shall, from time to time, furnish (or cause to be furnished, as the case may be) to the Lenders with the following information:

          (a)    Annual Financial Statements.    As soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Lenders audited Consolidated financial statements, together with any notes thereto of the Borrower and its Subsidiaries, consisting of a balance sheet as at the end of such fiscal year and related statements of income, cash flows, and changes in retained earnings for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the respective consolidated financial statements as at the end of and for the preceding fiscal year, prepared in accordance with GAAP and Unqualifiedly Certified by independent certified public accountants of nationally recognized standing satisfactory to the majority Lenders. The Borrower shall also deliver a letter signed by such accountants stating that, having conducted an ordinary and customary examination of the affairs of the Borrower in connection with the preparation of the respective Consolidated financial statements, they are not aware of the existence of any condition or event which constitutes a Default or an Event of Default hereunder, and, promptly upon receipt, a copy of any management letter.

          (b)    Quarterly Financial Statements.    As soon as available and in any event within sixty (60) calendar days after the end of each fiscal quarter in each fiscal year of the Borrower, the Borrower shall deliver to the Lenders Consolidated financial statements of the Borrower and its Subsidiaries, consisting of a balance sheet as at the end of such fiscal quarter and related statements of income, cash flows, and changes in retained earnings for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and setting forth in comparative form the respective Consolidated financial statements of the corresponding date and period in the previous fiscal year and certified (subject to normal year-end audit adjustments) by the President or chief financial officer of the Borrower as (i) having been prepared in accordance with GAAP and (ii) presenting fairly the financial position of the Borrower and its Subsidiaries as at the end of each fiscal quarter.

          (c)    Subsidiary Financial Statements.    At the same time as the financial statements delivered under subsections (a) and (b) above, a balance sheet, statement of income and a statement of cash flows for each Subsidiary of Borrower in form reasonably satisfactory to the Agent.

          (d)    Borrowing Base Certificate and Agings.    As soon as available and in any event within twenty (20) days after the end of each calendar month, agings of accounts receivable and accounts payable and inventory listings in form reasonably satisfactory to the Agent, and a completed Borrowing Base Certificate in the form attached hereto as Exhibit E.

          (e)    Business Plan.    Prior to January 31 of each year, the Borrower shall deliver to the Lenders the annual budget for the Borrower and its Subsidiaries, including forecasts of the income statement, the balance sheet, cash flow report and an EBITDA statement for such year on a quarter by quarter basis. Such Business Plan shall be accompanied by a certification of the President or Chief Financial Officer of the Borrower that such Business Plan is reasonable, made in good faith, consistent with the Loan Documents, and represent the Borrower's best judgment as to such matters.

        Section 10.02    Officer's Compliance Certificates.    Each time that the financial statements are furnished to the Lenders pursuant to Section 10.01 above, the Borrower shall deliver to the Lenders a certificate of the President or chief financial officer of the Borrower, in substantially the form of Exhibit F attached hereto, containing the following information:

          (a)   a statement that no Default or Event of Default exists and is continuing on the date of such certificate; and

          (b)   calculations in sufficient detail to demonstrate compliance as of the date of the relevant financial statements with all of the financial covenants contained in Article 9 (Financial Covenants) hereof.

        Section 10.03    Auditors Reports.    Promptly upon receipt, the Borrower shall deliver to the Lenders copies of all financial reports or written recommendations, if any, submitted to the Borrower or any of its Subsidiaries by its auditors in connection with each annual or interim auditor examination of its books by such auditors.

        Section 10.04    Notice of Default.    Promptly after any officer of the Borrower has learned of the occurrence of a Default or an Event of Default, the Borrower shall deliver to the Agent, the Issuer and the Lenders a notice of such Default or Event of Default. Each such notice pursuant to this Section shall set forth details of the matter referred to therein and state what action the Borrower or the affected Subsidiary has taken, is taking and proposes to take, with respect thereto, and shall be certified by the President or Chief Financial Officer of the Borrower as true and correct in all material respects.

        Section 10.05    Notice Concerning Representations and Warranties.    The Borrower shall give the Agent notice of any changes in facts or circumstances on which the representations and warranties set forth in this Agreement are made which makes such representations and warranties false or misleading in any material respect. Such notice shall be given promptly, but in any event not later than ten (10) days after any officer of the Borrower becomes aware of its occurrence. Except as set forth in the proviso to Section 7.03 (Conditions Precedent to Each Loan), the delivery of such a notice shall not imply any waiver by the Lenders.

        Section 10.06    Notice of Litigation.    Promptly after the commencement thereof, but in any event not later than ten (10) days after any officer or director of the Borrower becomes aware thereof, the Borrower shall deliver to the Agent notice of any actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary in which amount involved is $250,000 or more or, which, if not solely for monetary damages, could result in a Material Adverse Change.

        Section 10.07    SEC Disclosure.    Promptly after the sending or filing thereof, the Borrower shall deliver to the Agent and the Lenders copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its shareholders or to the Trustee or the Noteholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange or regulatory body thereof.

        Section 10.08    Conditions Affecting Collateral.    The Borrower shall give the Agent at least thirty (30) days prior written notice of any of the following conditions: (a) the opening or acquisition of a new facility or office; (b) a change in the jurisdiction of incorporation of Borrower or any Subsidiary; (c) any creation or acquisition of a Subsidiary; (d) acquisition of any material amount of property by the Borrower or any Subsidiary not subject to a valid and perfected Lien pursuant to the then existing Loan Documents with the priority required by the Loan Documents; or (e) or any change of domicile or change of name or any change of address of the chief executive office of any Loan Party.

        Section 10.09    ERISA Notices.    Promptly after the filing or receiving thereof, the Borrower shall deliver to the Agent copies of all reports, including annual reports and audited financial statements, and notices which the Borrower or any Subsidiary or any ERISA Affiliate files with or receives from PBGC or the U.S. Department of Labor under ERISA, and as soon as possible and in any event within twenty (20) days after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary or any ERISA Affiliate has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that any Withdrawal Liability from a Multiemployer Plan has been or will be incurred by Borrower or any Subsidiary or any ERISA Affiliate or that any Multiemployer Plan to which Borrower or any Subsidiary or any ERISA affiliate contribute is or will be in Reorganization, the Borrower will deliver to the Agent a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or Withdrawal Liability or Reorganization and the action the Borrower proposes to take with respect thereto, in either case, which respects an event or condition which could result in a Material Adverse Change.

        Section 10.10    Miscellaneous.    With reasonable promptness, the Borrower shall give to the Agent and the Lenders such other information respecting the business operations and financial condition of the Borrower or any of its Subsidiaries as the Agent may, from time to time, request, including with limitation any change in management.

        Section 10.11    Authorization of Third Parties to Deliver Information.    The Borrower hereby agrees that any opinion, report or other information delivered to the Agent or the Lenders pursuant to the Loan Documents is hereby deemed to have been authorized and directed by the Borrower to be delivered for the benefit, and reliance thereupon, of the Agent and the Lenders.

ARTICLE 11

BUSINESS COVENANTS

        So long as any of the Obligations is unpaid or any of the Lenders has any commitment to make Loans hereunder, the Borrower shall, and shall cause each of its Subsidiaries to, comply with the following covenants.

        Section 11.01    Indebtedness.

        (a)   The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness, except:

          (i)    Indebtedness in favor of the Lenders;

          (ii)   The Senior Secured Notes and any Indebtedness related thereto, pursuant to the terms of the other Senior Secured Note Documents;

          (iii)  obligations in an aggregate principal amount not to exceed at any time $5,000,000 in respect of Capital Lease Obligations and purchase money Indebtedness in respect of equipment;

          (iv)  obligations owing to the Borrower or Subsidiaries of the Borrower;

          (v)   Indebtedness outstanding on the Closing Date as set forth on Schedule 8.13 and refinancings thereof, but not Indebtedness shown thereon as being paid off on the date hereof; and

          (vi)  Other Indebtedness not described in clauses (i)-(vi) above in an amount not to exceed $5 million.

        (b)   In addition to the limitations on the incurrence or existence of Indebtedness referred to above, no Indebtedness may be incurred by Borrower or any of its Subsidiaries unless immediately before and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing.

        (c)   Borrower will not, and will not permit any Subsidiary to, directly or indirectly (i) declare, pay, make or set aside any amount for redemption, repurchase or other payment in respect of Senior Secured Notes, except for regularly scheduled payments required by the provisions of the Senior Secured Notes, to the extent permitted pursuant to the Intercreditor Agreement or other applicable agreement with the Agent and the Lenders, or (ii) amend or otherwise modify the terms of any Senior Secured Note Documents (other than to provide for additional collateral and guarantors from time to time, as required by the Senior Secured Note Documents);

        Section 11.02    Liens.

        (a)   The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, assume, incur or permit to exist, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except the following (collectively, the "Permitted Liens"):

          (i)    Liens in favor of the Agent arising out of the Collateral Agreements;

          (ii)   Liens in favor of the Trustee arising out of any Senior Secured Note Document;

          (iii)  Liens for taxes, assessments, or other governmental charges the payment of which is not at the time required to be paid pursuant to Section 11.14 (Payment of Taxes and Claims), not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

          (iv)  statutory Liens of bankers, carriers, landlords, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due, or which are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

          (v)   Capital Leases and purchase money security interests incurred in compliance with clause (a)(iii) of Section 11.01 (Indebtedness) above, provided, that no such Liens shall extend to or cover any property other than the leased property or equipment purchased by proceeds of such permitted purchase money Indebtedness;

          (vi)  zoning restrictions, easements, rights-of-way, minor restrictions and other similar encumbrances on real property, in each case incidental to, and not interfering with, the ordinary conduct of the business of such Person;

          (vii) Liens incurred or deposits made in the ordinary course of business to secure the obligations of the Borrower and the Subsidiaries under workers' compensation, unemployment insurance and other types of social security legislation or otherwise to secure statutory or regulatory obligations or for the payment of rent of the Borrower or any of the Subsidiaries in the ordinary course of business consistent with past practice, including to secure the performance of tenders, surety and appeal bonds, performance bonds, performance of bids, leases, trade contracts, governmental contracts, operating leases, performance and return-of-money bonds and other similar obligations (exclusive in each case of obligations for the payment of borrowed money); provided, that the obligations in connection with which such Liens were incurred or deposits made shall have been incurred in the ordinary course of business and shall otherwise be permitted by this Agreement;

          (viii) Judgment Liens not giving rise to an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (ix)  Liens securing Indebtedness, or Liens on shares of capital stock, of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Borrower or a Subsidiary or any Lien securing Indebtedness incurred in connection with an Acquisition, provided that (A) such Liens were in existence prior to the date of such Acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; and (B) do not exceed $1 million in the aggregate;

          (x)   licenses, leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries or materially detracting from the value of the assets of the Borrower or any Subsidiary; and

          (xi)  Liens disclosed on the title reports delivered to Agent on the date hereof or listed on Schedule 11.02, provided that such Liens do not extend to assets or secure liabilities in addition to those existing on the date hereof.

        (b)   The Borrower will not, and will not permit any of its Subsidiaries to, agree with any Person to restrict or place limitations on the right of the Borrower or any of its Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of the Borrower or any of its Subsidiaries, other than (a) the Trustee, and (b) the lessor as to a Capital Lease or the secured party as to a purchase money security interest, as long as the restriction applies only to the specific equipment involved.

        (c)   The Borrower will not, and will not permit any of its Subsidiaries to, license or sublicense any of its owned or licensed Intellectual Property or general intangibles except to any Subsidiary and in the ordinary course of business consistent with past practice as described on Schedule 11.02.

        Section 11.03    Investments and Acquisitions.    After that date which is the last day of any period of 90 consecutive days during which the Revolving Credit Outstandings (without regard to the presumption in the definition thereof) exceed $20,000,000, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or permit to exist any Investment or make any Acquisition, except that so long as no Default or Event of Default then exists or would be caused thereby, the Borrower and its Subsidiaries may:

          (a)   maintain existing Investments in the direct or indirect wholly-owned Subsidiaries of the Borrower hereto;

          (b)   create new direct or indirect wholly-owned Subsidiaries of the Borrower, subject to the provisions of Section 11.27 (Joinder of Subsidiaries);

          (c)   make additional investments in Guarantors, and investments up to a maximum aggregate of $5,000,000 in Foreign Subsidiaries;

          (d)   invest in Cash Equivalents;

          (e)   make Investments in securities of trade creditors, customers or any debtor of the Borrower or its Subsidiaries received in compromise of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers or debtors and any Investments received in satisfaction of judgments;

          (f)    make loans or advances to employees, directors, officers or consultants of the Borrower or any Subsidiary of the types consistent with past practice in an aggregate amount not to exceed $500,000 outstanding at any one time;

          (g)   make payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice; and

          (h)   make Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business and consistent with past practice.

        Section 11.04    Restricted Payments.    The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Restricted Payment or agree with any Person (other than the Trustee) to restrict or place limitations on the right of the Borrower or any of its Subsidiaries to declare, order, pay, make or set apart any sum or property for any Restricted Payment, except that:

          (a)   Subsidiaries may make Restricted Payments to the Borrower or another Subsidiary of the Borrower which is not a Foreign Subsidiary;

          (b)   so long as no Default or Event of Default shall have occurred and be continuing, the payment of cash dividends to Parent to the extent applied by Parent to repurchase, redeem or otherwise retire or acquire equity interests of Parent from its employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of Parent or its Subsidiaries, in each case, pursuant to the terms of any stockholders agreement, employment agreement, severance agreement, employee stock option agreement or similar agreement in accordance with the provisions of any such arrangement as in effect on the date hereof, in an aggregate amount pursuant to this paragraph (b) to all such employees or directors (or their heirs or estates) not to exceed $500,000 per fiscal year on and after the date hereof, provided, that any amount of such basket not used in a fiscal year may be carried forward to succeeding fiscal years until used, provided that for any particular fiscal year, the aggregate of such unused amounts carried forward, together with the basket available for such fiscal year, shall not exceed $1.0 million in the aggregate;

          (c)   the payment of cash dividends to Parent (i) to the extent applied by Parent to pay reasonable and customary directors fees payable to, and indemnity provided on behalf of, the Board of Directors of Parent, indemnity provided on behalf of officers and employees of Parent, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business (without giving effect to any amendment or supplement thereto or modification thereof), (ii) in an aggregate not to exceed $250,000 per fiscal year, to the extent applied by Parent to pay its general administrative expenses, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services, or (iii) solely to enable Parent to make payments in cash to holders of its capital stock in lieu of the issuance of fractional shares of its capital stock in an aggregate amount not to exceed $200,000 on and after the date hereof;

          (d)   Payments to the Parent to the extent applied to the tax liability of the Borrower and its Subsidiaries, computed as if the Borrower and its Subsidiaries were a separate group filing a consolidated return, reduced by the amount of such tax liability actually paid by the Borrower and its Subsidiaries; and

          (e)   Payments may be made pursuant to the Management Agreement referred to in Section 11.05(b), subject to the Subordination Agreement referred to in Section 7.01.6(e).

        Section 11.05    Affiliate Transactions.

        (a)   The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets to any Affiliate on terms that are less favorable to the Borrower or such Subsidiary than those which might be obtained at the time from unaffiliated third parties; provided, however, the foregoing restrictions shall not apply to transactions exclusively among the Borrower and Guarantors;

        (b)   Except for a certain Management Agreement entered into as of Closing with Bruckmann, Rosser, Sherrill & Co. LLC and FS Private Investments III, LLC, the Borrower shall not, and shall not permit any of its Subsidiaries to, (a) enter into any management agreement with any Person that gives such Person the right to manage its business except for usual and customary employment agreements and consulting agreements consistent with past practice, or (b) directly or indirectly pay or accrue to any Person any sum or property for fees for management or similar services rendered in connection with the operation of a business except as set forth in clause (a) above.

        Section 11.06    Disposition of Assets.    The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, abandon, or otherwise transfer or dispose of any of its assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except:

          (a)   inventory disposed of in the ordinary course of its business as presently conducted;

          (b)   the sale or other disposition of assets no longer used or useful in the conduct of its business;

          (c)   that any Subsidiary may sell, lease, assign or otherwise transfer its assets to the Borrower or to a Guarantor;

          (d)   the sale or other disposition from time to time of assets (other than pursuant to clauses (a)-(c) above) after the date hereof having a cumulative book value not to exceed 10% of Borrower's consolidated assets as of the date of sale, provided that (i) after giving effect to the transaction, there exists no Default or Event of Default, (ii) within 360 days of the sale, the net sale proceeds are either used to prepay the Loans or are invested in assets or property, and (iii) during and after such 360 day period, such net sale proceeds and the assets and properties purchased therewith are subject to a perfected security interest in favor of the Agent, on behalf of the Lenders, securing the Obligations as contemplated by this Agreement; and

          (e)   property subject to a governmental condemnation.

        Section 11.07    Liquidation or Merger.    The Borrower shall not, and shall not permit any of its Subsidiaries to, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation or division or similar transaction, other than:

          (a)   a merger or consolidation among the Borrower and one or more of its Subsidiaries, provided that the Borrower is the surviving corporation, or

          (b)   a merger or consolidation between or among two or more Subsidiaries of the Borrower.

        Section 11.08    Change in Organizational Documents.    The Borrower shall not, and shall not permit any of its Subsidiaries to, amend or otherwise modify, the respective articles or certificate of incorporation, bylaws or other organizational documents of such Person, except in connection with a merger permitted by Section 11.07 (Liquidation or Merger) above.

        Section 11.09    Issuance of Equity.    The Borrower shall not, and shall not permit any of its Subsidiaries to, issue, authorize the issuance of, or obligate itself to issue any shares of its capital stock or other equity (including, without limitation, any options, warrants or other rights in respect thereof) to any Person that (a) would contravene any other provision of this Agreement (including any provision respecting Change of Control) or (b) would result in there being equity of the Borrower or any Subsidiary that is not pledged pursuant to the Pledge Agreement.

        Section 11.10    Environmental Violations.    The Borrower shall not, and shall not permit any of its Subsidiaries to, or permit any Person to, use, generate, treat, store, dispose of or otherwise introduce, any Hazardous Materials into or on any real property owned or leased by any of them and will not, and will not permit such actions to occur, except in an environmentally safe manner through methods which have been approved by and meet all of the standards of the federal Environmental Protection Agency and any other federal, state or local agency with authority to enforce Environmental Laws except where the failure to comply with the foregoing sentence could not reasonably be expected to result in a Material Adverse Change. Without limiting the generality of any other indemnities provided under this Agreement, the Borrower hereby agrees to indemnify, reimburse, defend and hold harmless any Indemnified Person for, from and against all demands, liabilities, damages, costs, claims, suits, actions, legal or administrative proceedings, interest, losses, expenses and reasonable attorney's fees (including any such fees and expenses incurred in enforcing this indemnity) asserted against, imposed on or incurred by any of the Indemnified Persons, directly or indirectly, pursuant to, or in connection with, the application of any Environmental Law to acts or omissions occurring at any time on or in connection with any real estate owned or leased by the Borrower or any Subsidiary or any business conducted thereon except those which result from the gross negligence or willful misconduct of any Indemnified Person.

        Section 11.11    Preservation of Existence, Etc.    The Borrower shall at all times preserve and keep in full force and effect (a) its corporate existence and (b) the corporate, partnership or other existence of each of its Subsidiaries except as permitted by Section 11.07, and (c) the good standing of such Persons in all states in which they are formed or required to qualify to do business, except, as to qualification only, where the failure to keep in full force and effect any such good standing could not result in a

Material Adverse Change and except that a Subsidiary of the Borrower may be dissolved following the transfer of all of its assets to the Borrower or one or more other wholly-owned Subsidiaries of the Borrower (the "transferee") subject to the conditions that (i) both before and after the transfer and subsequent dissolution, no Event of Default or Default shall exist and (ii) all of the equity of the transferee shall have been duly pledged to the Agent, on behalf of the Lenders, pursuant to the Pledge Agreements, all of the material assets of the transferee (after giving effect to one transfer) shall have been pledged as security pursuant to the Security Agreement, Mortgages and Leasehold Mortgages and the transferee (if not the Borrower) shall all be parties to one or more Guarantees.

        Section 11.12    Permitted Businesses.    The Borrower shall, and shall cause each of its Subsidiaries to engage in the businesses permitted under Section 8.09.

        Section 11.13    Compliance with Law.    The Borrower shall, and shall cause each of its Subsidiaries to, comply with the requirements of all Applicable Law and will obtain or maintain all franchises, permits, licenses and other governmental authorizations and approvals, necessary to the ownership, acquisition or disposition of their respective properties or to the conduct of their respective businesses except where failure to comply with, obtain or maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Change.

        Section 11.14    Payment of Taxes and Claims.    The Borrower shall, and shall cause each of its Subsidiaries and Parent to, timely file all tax and information returns required by federal, state or local tax authorities. The Borrower shall, and shall cause each of its Subsidiaries and Parent to, pay all taxes (including, without limitation, withholding taxes), assessments and governmental charges or levies required to be paid by it or imposed on it or on its income or profits or upon any of its properties or assets, prior to the date on which penalties attach thereto or interest accrues, and all claims for (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which, if unpaid, might become a Lien upon its properties or assets; provided that it shall not be deemed to be a violation of this covenant if any such charge or claim not paid is being diligently contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves shall have been set aside on the appropriate books, but only so long as no foreclosure, distraint, sale or similar proceeding shall have been commenced.

        Section 11.15    Tax Consolidation.    The Borrower shall not file or consent to or permit the filing of any consolidated income tax return on behalf of it or any of its Subsidiaries with any Person (other than a consolidated return for the group of which Parent is the common parent). The Borrower shall not, and shall not permit any Subsidiary to, enter into any agreement with any Person which would cause the Borrower or such Subsidiary to bear more than the amount of taxes to which it would have been subject had it separately filed (or filed as part of a consolidated return among the Borrower's Subsidiaries).

        Section 11.16    Maintenance of Properties.    The Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) all properties used or useful in its business (whether owned or leased), such maintenance to include, without limitation, repair, renewal, replacement or improvement thereto; and keep, and cause each Subsidiary to keep, all systems and equipment which may now or in the future be subject to compliance with any standard or rules imposed by any Governmental Authority in compliance in all material respects with such standards or rules. The Borrower shall, and shall cause its Subsidiaries to, maintain, preserve and protect, and, when necessary, renew, all franchises, licenses, patents, copyrights, permits, service marks, trademarks and trade names and other general intangibles held by any of them and all agreements to which any of them are parties which are necessary to conduct the Borrower's or applicable Subsidiary's business.

        Section 11.17    Insurance.

        (a)   The Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to the properties and business of the Borrower or such Subsidiary against loss or damage of the kinds and in the amounts reasonably prudent for the operation of its business and including such risks as are customarily insured against by entities of established reputation having similar properties similarly situated or engaged in the same or similar type of businesses. The Borrower and each of its Subsidiaries shall cause each insurance policy issued in connection herewith to provide, and the insurer issuing such policy to certify to the Agent that (i) the Agent will be named as additional insured and lender loss payee or mortgagee, as appropriate, under each such insurance policy; (ii) if such insurance be proposed to be cancelled or materially changed for any reason whatsoever, such insurer will promptly notify the Agent and such cancellation or change shall not be effective as to the Agent for at least thirty (30) days after receipt by the Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; and (iii) the Agent will have the right (but no obligation) at its election to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default.

        (b)   If no Default or Event of Default exists, loss payments will be applied by the Borrower or the relevant Subsidiary to the repair and/or replacement of property with respect to which the loss was incurred to the extent reasonably feasible, and any loss payments or the balance thereof remaining, to the extent not so applied or used to purchase other assets useful in the business of the Borrower and its Subsidiaries within 360 days of receipt thereof and subject to the Liens of the Agent hereunder, shall be payable to the Agent on behalf of the Lenders and applied to the Obligations. If an Event of Default or Default shall then exist then such proceeds shall, at the option of the Agent, be applied to reduce the Obligations, and at the Agent's election the Commitment shall be permanently reduced, or be reinvested in the business of the Borrower or applicable Subsidiary. Notwithstanding the foregoing, payments received by the Agent in excess of all Obligations shall be paid over by the Agent to the Borrower. Copies of such policies or the related certificates, in each case, naming the Agent as additional insured and lender loss payee or mortgagee, as appropriate, shall be delivered to the Agent annually at the time of the delivery of the financial statements referred to in Section 10.01(a) below and at the time any new policy of insurance is issued. If no Default or Event of Default exists, no claim may be adjusted without the consent of the Borrower.

        (c)   The Borrower shall maintain or cause to be maintained all insurance available through the PBGC and/or insurers acceptable to the Agent against its obligations and the obligations of its Subsidiaries to the PBGC.

        Section 11.18    Compliance with ERISA.

        (a)   Borrower shall, and shall cause each of its ERISA Affiliates to, make all contributions to any Plan and Multiemployer Plan when such contributions are due and not incur any Accumulated Funding Deficiency, whether or not waived, and will otherwise comply in all material respects with the requirements of the Code and ERISA with respect to the operation of all Plans and Multiemployer Plans.

        (b)   Borrower shall, and shall cause each of its ERISA Affiliates to, comply in all material respects with the requirements of COBRA and HIPAA with respect to any Plans subject to the requirements thereof.

        (c)   Borrower shall not take, and shall prevent any ERISA Affiliate from taking, any of the following actions and shall not permit any of the following events to occur if such action or event together with all other such actions or events, would subject the Borrower or any of its ERISA

Affiliates to any tax, penalty, or other liabilities which could reasonably be expected to result in a Material Adverse Change:

          (i)    engage in any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

          (ii)   terminate any Plan in a manner, or take any other action, which could result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate to the PBGC;

          (iii)  fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any Accumulated Funding Deficiency, whether or not waived, with respect to any Plan;

          (iv)  permit the current value of all accrued benefits under all Plans which are subject to title IV of ERISA to exceed the current value of the assets of such Plans allocable to such vested accrued benefits, except as may be permitted under actuarial funding standards adopted in accordance with Section 412 of the Code;

          (v)   withdraw from any Multiemployer Plan, if such withdrawal would result in the imposition of Withdrawal Liability; or

          (vi)  adopt a Plan amendment which results in significant underfunding (as defined in Section 307 of ERISA) which requires Borrower or any ERISA Affiliate to provide security.

        Section 11.19    Maintenance of Records; Fiscal Year.    The Borrower shall, and shall cause each of its Subsidiaries to, keep at all times books of record and account in which entries will be made of all dealings or transactions in relation to its business and affairs as required by GAAP. The Borrower shall keep and shall cause each of its Subsidiaries to keep its books of account and financial statements in accordance with GAAP and report on the basis of a fiscal year ending December 31.

        Section 11.20    Inspections & Field Examinations.    Upon reasonable notice (and for this purpose no more than two Business Days notice shall be required under any circumstances) if no Event of Default or Default shall exist, or at any time with or without notice after the occurrence of an Event of Default or Default, the Borrower shall, and shall cause each of its Subsidiaries to, allow any representative of the Agent or any Lender to visit and inspect any of the properties of the Borrower and any of its Subsidiaries, to examine the books of account and other records and files of the Borrower and any of its Subsidiaries (including, without limitation, the financial statements (audited and unaudited, to the extent prepared) of each Subsidiary and information with respect to each business operated by the Borrower and any of its Subsidiaries), to make copies thereof and to discuss the affairs, business, finances and accounts of the Borrower and its Subsidiaries with its personnel and accountants. The Agent or any Lender shall also be permitted to conduct field examinations at Borrower's expense, not more than once a year before the occurrence of an Event of Default and thereafter without limitation. The Agent and the Lender's inspections are solely for the protection of the Agent and the Lenders and no action or inaction of the Agent or the Lenders shall constitute any representation by the Agent or the Lenders that the Borrower is in compliance with the terms of any Loan Documents or that the Agent or the Lenders approve of the Borrower's affairs, business, finances or accounts.

        Section 11.21    Exchange of Notes.    Upon receipt of a written notice of loss, theft, destruction or mutilation of a Note and of a letter of indemnity from the affected Lender or its successors or assigns, and upon surrendering for cancellation such Note if mutilated (in which event no indemnity shall be required), the Borrower shall execute and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, as the case may be.

        Section 11.22    Compliance with Federal Reserve Regulations.    No proceeds of the Loans shall be used by the Borrower, any of its Subsidiaries or other Person, directly or indirectly to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the Borrower nor any of its Subsidiaries will, directly or indirectly, otherwise take or permit to be taken any action which would result in the Loans or the carrying out of any of the other transactions contemplated by this Agreement, being violative of such Regulation U or of Regulation T (12 C.F.R. 220, as amended) or of Regulation X (12 C.F.R. 224, as amended) or any other regulation of the Board of Governors of the Federal Reserve System.

        Section 11.23    Limitations on Certain Restrictive Provisions.    The Borrower shall not, and shall not permit any of its Subsidiaries to (a) except pursuant to any Senior Secured Note Documents, permit or place any restriction, directly or indirectly, on (i) the payment of dividends or distributions by any Subsidiary or (ii) the making of advances or other cash payments by any such Subsidiary or (iii) the transfer by any Subsidiary of any of its properties or assets, in each case to the Borrower or its Subsidiaries, or (b) agree with any Person other than Agent and the Lenders that the Borrower and/or its Subsidiaries shall not amend the Loan Documents.

        Section 11.24    Corporate Separateness.    The Borrower and each of its Subsidiaries, on the one hand, shall conduct their business and operations separate from that of each other Affiliate, on the other hand. Without limiting the generality of the foregoing, the Borrower shall not, and shall not permit any Subsidiary, to commingle funds with any Person that is not the Borrower or a Subsidiary.

        Section 11.25    Deposit Accounts.    The Borrower and its Subsidiaries shall at all times maintain their primary demand, time and other deposit accounts with the Agent or a Lender approved by the Agent in order to facilitate the making of the Loans and to provide security for repayment of the Obligations. Deposits with financial institutions, other than as provided above, shall at no time exceed an aggregate of $100,000, provided that, amounts in an employee payroll account may exceed $100,000 on any particular day if the excess is paid out of such account to employees on such day.

        Section 11.26    Collateral; Lockbox.

        (a)   Without limiting the generality of the provisions of Section 11.28 (Further Assurances) below, at any time that the Borrower or any of its Subsidiaries shall (a) acquire any property, whether real, personal or other and whether tangible or intangible, (b) change the location of any property, (c) transfer or otherwise issues shares of capital stock, (d) change its name or (e) take any action that would cause the Agent to fail to have a valid, perfected first priority security interest in all the property of the Borrower and its Subsidiaries and in all the capital stock of the Borrower and its Subsidiaries, subject only to the exceptions explicitly permitted under the terms of this Agreement, or at any time any condition shall exist which results in such failure of the Agent to be so secured, then the Borrower shall, or shall cause its Subsidiaries to, take such action as is necessary to provide such security to the Agent, all at the expense of the Borrower.

        (b)   If Borrower or any Subsidiary elects at any time to maintain a lockbox or any other mechanism for the direct deposit or collection of accounts receivable or from which collected accounts receivable will be swept into another deposit account, such lockbox or mechanism shall be maintained with Agent or with a Lender approved by the Agent, and no other Person, and it shall be maintained pursuant to documentation reasonably satisfactory to Agent.

        Section 11.27    Joinder of Subsidiaries.    Without limiting the generality of the provisions of Section 11.28, at any time that the Borrower or any Subsidiary thereof forms or acquires any new Subsidiary (a "New Subsidiary"), which formation or acquisition shall be effected only if no Default or Event of Default has occurred or would be caused thereby and only if such new subsidiary would be a direct or indirect wholly-owned Subsidiary of the Borrower,

          (a)   the New Subsidiary shall sign a joinder to the Guaranty Agreement, the Security Agreement and the Pledge Agreement, and shall execute and deliver such UCC-1 financing statements and Mortgages, and such other Loan Documents as shall be necessary or appropriate to effect the purposes hereof;

          (b)   the owner of the equity of the New Subsidiary shall deliver such stock certificates and other documentation as shall be necessary or advisable to perfect the Lien in the equity of the New Subsidiary in favor of the Agent; and

          (c)   in the case of a Foreign Subsidiary, if any, the Collateral will be limited to a pledge of 65% of the voting equity interests of such Foreign Subsidiary held directly by Borrower or any domestic Subsidiary, 100% of the nonvoting equity interests of such Foreign Subsidiary held directly by Borrower or any domestic Subsidiary and 100% of any intercompany Indebtedness owed by such Foreign Subsidiary to the Borrower or any of the Guarantors; provided that, Borrower and its Subsidiaries will cause additional equity interests and assets of each Foreign Subsidiary to be subject to a perfected Lien in favor of the Agent securing the Obligations from time to time to the extent not resulting in potential liability under Section 956(d) of the Code or any amendment or successor to such statutory provisions.

        Section 11.28    Further Assurances.    The Borrower, at its expense, will promptly execute and deliver or cause to be executed and delivered to the Agent all such other and further documents, agreements and instruments, and shall provide or cause to be provided to the Agent such additional information, and shall do or cause to be done such further acts, as may be necessary or proper in the reasonable opinion of the Agent or any Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

ARTICLE 12

DEFAULT

        Section 12.01    Events of Default.    Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or otherwise:

          (a)   The Borrower shall fail to make any payment of principal on the Loans on the dates when the same shall become due and payable, whether at stated maturity or at a date fixed for any installment or prepayment thereof or otherwise;

          (b)   The Borrower shall fail to make any payment of interest on the Loans or shall fail to pay the commitment fees or any other amounts owing hereunder (other than principal of the Loans) or under the other Loan Documents on the dates when such interest, commitment fees or other amounts shall become due and payable and such failure continues for more than three (3) Business Days;

          (c)   Any representation or warranty made in any Operative Document shall prove to have been incorrect or misleading in any material respect when made or deemed to have been made;

          (d)   The Borrower shall fail (i) to perform or observe of any agreement or covenant contained in Article 9 or in Sections 11.01 through 11.17 or 11.24 hereof or (ii) to provide any financial statement or report under Article 10 hereof, and, with respect to this clause (ii) only, such failure shall not be cured within a period of ten (10) days from the occurrence thereof;

          (e)   The Borrower or any Subsidiary shall fail to perform or observe any other agreement or covenant contained in this Agreement or any other Loan Document other than those referred to in subsections (a), (b), (c) or (d) above, and, if such failure is capable of being remedied, such failure shall not be cured within a period of thirty (30) days from the occurrence thereof;

          (f)    Any breach, violation, default or event of default shall occur in connection with any Indebtedness of the Borrower or any of its Subsidiaries aggregating Two Million Dollars ($2,000,000) or more which would permit, or which after the giving of notice or passage of time would permit, the acceleration of the payment or maturity of any such indebtedness;

          (g)   Any Collateral Agreement shall at any time after its execution and delivery for any reason cease to create a valid and perfected first priority security interest in and to the property purported to be subject to such Collateral Agreement;

          (h)   Judgments, assessments or orders for the payment of money which aggregate at any time in excess of Two Million Dollars ($2,000,000) shall be entered against the Borrower and/or any of its Subsidiaries by a court or other tribunal of competent jurisdiction, which judgments, assessments or orders are not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

          (i)    The Borrower or any of its Subsidiaries shall suspend or discontinue its business, shall make an assignment for the benefit of creditors or a composition with creditors, shall generally not be paying its debts as they mature, shall admit its inability to pay its debts as they mature, shall file a petition in bankruptcy, shall become insolvent (howsoever such insolvency may be evidenced), shall be adjudicated insolvent or bankrupt, shall petition or apply to any tribunal for the appointment of any receiver, custodian, liquidator or trustee of or for it or any substantial part of its property or assets, shall commence any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall be commenced against the Borrower or any of its Subsidiaries, any such proceeding and the same shall not be dismissed within sixty (60) days after an order, judgment or decree approving the petition in any such proceeding shall be entered against the Borrower or any of its Subsidiaries; or if the Borrower or any of its Subsidiaries shall by any act or failure to act indicate its consent to, approval of or acquiescence in, any such proceeding or any appointment of any receiver, custodian, liquidator or trustee of or for it or for any substantial part of its property or assets; or if any court of competent jurisdiction shall assume jurisdiction with respect to any such proceeding and the same shall not be dismissed within sixty (60) days; or if a receiver or a trustee or other officer or representative of a court, governmental office or agency, shall, under color of legal authority, take and hold possession of any substantial part of the property or assets of the Borrower or any of its Subsidiaries, and shall not have relinquished possession within sixty (60) days; or if the Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors, or any of them, or shall have made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law;

          (j)    There shall be any Accumulated Funding Deficiency, whether or not waived, with respect to any Plan maintained by the Borrower or any of its Subsidiaries or any ERISA Affiliate, or to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan; or PBGC shall institute proceedings to terminate any such Plan; or the Borrower or any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan or its withdrawal from any such Plan with respect to which it is a substantial employer within the meaning of Section 4063(b) of ERISA; or any Plan or trust created under any Plan of the Borrower or any of its Subsidiaries or any ERISA Affiliate shall engage in a Prohibited Transaction which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to the tax or penalty on Prohibited Transactions imposed by Section 502 of ERISA or Section 4975 of the Code; or Borrower or any Subsidiary or ERISA Affiliate fails to make a quarterly installment to a Plan as required under Section 412(m) of the Code if such failure results in a lien in favor of the Plan under Section 412(n) of the Code; or Borrower or any Subsidiary or ERISA Affiliate incurs any Withdrawal Liability which, individually or in the aggregate, could reasonably be expected to result in a liability in excess of One Million Dollars ($1,000,000);

          (k)   If there shall occur a Material Adverse Change that, in the reasonable judgment of the Agent, could be expected to result in the Borrower's failure to pay the Obligations when due;

          (l)    Any Loan Document shall cease to be a legal, valid and binding agreement, enforceable against each Loan Party signatory thereto, in accordance with its terms or shall in any way be declared ineffective or inoperative or shall in any way be challenged or contested by any Loan Party;

          (m)  Any attachment or garnishment proceeding or similar type of action shall be commenced against or involving the property of the Borrower or any of its Subsidiaries, which proceeding or action could affect or involve any deposits held by the Borrower or any of its Subsidiary with any Lender; or

          (n)   A Change of Control shall occur.

        Section 12.02    Remedies.

        (a)    Termination of Obligation to Make Loans.    Without limiting the generality of Section 7.03, at any time after an Event of Default, the Lenders shall have no obligation to make any Loans or otherwise extend credit hereunder.

        (b)    Acceleration.    At any time an Event of Default specified in Section 12.01 above (other than an Event of Default under subsection (i) thereof) shall have occurred and shall be continuing, the Agent may, by providing written notice to the Borrower, declare the principal, interest and other amounts due hereunder and under the Notes and all other Obligations to be forthwith due and payable without presentment, demand, protest or notice of protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived, anything in any Loan Document to the contrary notwithstanding.

        (c)    Automatic Acceleration in Connection with Bankruptcy of Insolvency Proceeding.    Upon the occurrence of an Event of Default specified in subsection (i) of Section 12.01 above, all principal, interest and other amounts due hereunder and under the Note, and all other Obligations, shall be immediately due and payable, all without any action by the Agent or the Lenders and without presentment, demand, protest or other notice of protest or other notice of dishonor of any kind, all of which are expressly waived, anything in the Loan Documents to the contrary notwithstanding.

        (d)    Appointment of Receiver.    Upon acceleration of the Note as provided in paragraphs (b) or (c) above, the Agent shall have the right to the appointment of a receiver for the properties and assets of the Borrower and its Subsidiaries. The Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such right and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by, or on behalf of, the Agent, in connection therewith.

        (e)    Additional Remedies.    In addition to the remedies set forth above, the Agent and the Lenders shall have all of the post-default rights granted to it under any of the Loan Documents and under Applicable Law.

        Section 12.03    Cash Collateral.    If (a) any Event of Default specified in Section 12.01(i) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 12.02, or (c) the Commitment shall have been terminated pursuant to Section 12.02, then without any request or the taking of any other action by Agent, Borrower shall immediately comply with the provisions of Section 1.04(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liabilities and Acceptance Liabilities and future payment of related fees.

ARTICLE 13

DEFINITIONS

        Section 13.01    Defined Terms.    For the purposes of this Agreement, the following terms shall have the meanings specified in this Article 13 unless the context otherwise requires:

          "Acceptance" means any draft drawn on and accepted by the Agent pursuant to Article 3 of this Agreement.

          "Acceptance Liabilities" means, at any time of calculation, the sum of (i) the amount of all outstanding Acceptances (without regard to whether any conditions to payment thereunder can then be met), plus (ii) the aggregate unpaid amount of all reimbursement obligations under Section 3.02 in respect of previous Acceptances.

          "Acquisition" means (whether by purchase, lease, exchange, issuance of equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Borrower or any of its Subsidiaries of an interest in any other Person which shall then become Consolidated with the Borrower or any such Subsidiary in accordance with GAAP, or (ii) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person.

          "Accumulated Funding Deficiency" means any accumulated funding deficiency as defined in Section 302(a) of ERISA.

          "Affiliate" means, with respect to a Person, a spouse of such Person, any relative (by blood, adoption or marriage) of such Person within the third degree, any director, officer or employee of such Person, any other Person of which such first Person is a partner, member, director, officer or employee, and any other Person directly or indirectly controlling or controlled by or under common control with such first Person. For purposes of this definition "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, any Person who has the direct or indirect beneficial ownership of more than twenty percent (20%) of the voting securities or voting equity of another Person shall be deemed an Affiliate of such other Person.

          "Agreement" means this Amended and Restated Revolving Credit Agreement, as the same may be amended, modified or supplemented, from time to time.

          "Applicable Law" means, with respect to any Person, all provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of court or Governmental Authorities and all orders of arbitrators with appropriate jurisdiction (by contract or otherwise), and decrees of all courts and arbitrators in proceedings or actions to which the Person is a party or by which it (or any of its property) is bound.

          "Applicable Margin" means the interest rate margin applicable to the Loans determined in accordance with Section 5.01(c) (Applicable Margin) hereof.

          "Assignment and Acceptance Agreement" means an Assignment and Acceptance Agreement in substantially the form of Exhibit G attached hereto.

          "Authorized Signatory" means, with respect to any documents, agreements or instruments, such officer(s) of a Person as may be duly authorized by its Board of Directors, its bylaws or similar authority to execute the relevant documents, agreements or instruments on behalf of such Person.

          "Available Commitment" means that portion of the Commitment which, at any date of determination, the Borrower is eligible to borrow under the terms of this Agreement.

          "BA Lender" means Bank so long as it is a Lender, or if Bank is no longer a Lender, a Lender designated as BA Lender by the Borrower and acceptable to the Agent.

          "Bankers Acceptance Facility" means the facility extended pursuant to Article 3 for the Borrower to deliver drafts for acceptance by the BA Lender.

          "Base Rate" means, at any time, the higher of (i) the variable per annum rate of interest so designated from time to time by the Agent as its prime rate (which rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer) and (ii) the Federal Funds Rate plus one-half of one percent (1/2%). The Base Rate is not necessarily the lowest rate of interest charged by the Agent. Changes in the rate of interest resulting from changes in the Agent's prime rate shall take place immediately without notice or demand of any kind.

          "Base Rate Loan" means any Loan that bears interest at the Base Rate plus the Applicable Margin.

          "Borrower" means the Borrower referred to in the preamble hereto, together with such successors and assigns thereof as are permitted pursuant to the terms of Section 14.05 (Successors and Assigns) below.

          "Borrowing Base" means, on any date, a dollar amount equal to the sum of (i) 85% of Eligible Receivables and (ii) 50% of Eligible Inventory, minus the sum of credit exposure under interest rate hedge agreements on a "mark-to-market" basis.

          "Borrowing Base Certificate" means a monthly borrowing base certificate in substantially the form of Exhibit E attached hereto.

          "Business Day" means any day on which commercial banks are not required or permitted to be closed for the transaction of business in Philadelphia, Pennsylvania and, if the applicable Business Day relates to a LIBOR Loan, then the term "Business Day" shall exclude any day on which dealings are not carried on in the London Interbank Eurocurrency Market.

          "Business Plan" means, for any fiscal year of the Borrower, a detailed budget by Subsidiary setting forth the amounts budgeted on a quarterly basis for revenues and operating expenses by category for each Subsidiary as well as the amount of Capital Expenditures, along with a comparison of the actual amounts (and, if applicable, the budgeted amounts) of such items for the preceding year.

          "Capital Expenditures" means expenditures for the purchase of assets of long-term use which are, or should be in accordance with GAAP, capitalized.

          "Capital Lease" means, with respect to any Person, any lease which has been, or should be in accordance with GAAP, accounted for as a capital lease in respect of which such Person is liable as lessee.

          "Capital Lease Obligation" means that portion of any obligation of a Person as lessee under a Capital Lease which at the time appears, or in accordance with GAAP should appear, on the balance sheet of such Person or in a note to such balance sheet.

          "Cash Equivalent" means:

            (a)   securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof),

            (b)   securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof and that are rated within one of the two highest ratings for such securities by Standard & Poor's Corporation or Moody's Investors Service, Inc.,

            (c)   demand and time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million,

            (d)   commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.,

            (e)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in (a) through (d) above entered into with any financial institution meeting the qualifications specified in (d) above, or

            (f)    money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (a) through (e) of this definition,

          and in the case of each of (b), (c), (d) and (e) maturing within one year after the date of acquisition.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

          "Change of Control" means

            (a)   The Permitted Holders, collectively, (a) cease to own at least fifty-one percent (51%) of the voting stock of Parent, free and clear of all Liens, or (b) enter into any voting trust or other agreement which in any way (i) limits their ability to exercise such majority voting power, or (ii) transfer any of the economic benefits of ownership of such voting stock to any other Person with the effect that the Permitted Holders, collectively, cease to maintain 51% of the economic benefits of ownership of the voting stock of Parent; or

            (b)   During any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Parent was approved by a vote of 66 2/3% of the directors of the Parent at the time of such approval who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

            (c)   Parent shall cease to own 100% of the outstanding equity interests of the Borrower;

            (d)   The Agent shall fail to have a valid, first priority Lien in all issued and outstanding shares of capital stock of the Borrower and its Subsidiaries (except to the extent provided in Section 11.27);

            (e)   Borrower or any Subsidiary adopts a plan of liquidation;

            (f)    any merger or consolidation of Parent with or into another Person or the merger of another Person with or into Parent, or the sale of all or substantially all of Parent's assets (determined on a consolidated basis) to another Person (other than, in all such cases, one or more Permitted Holders) other than:

              (i)    in the case of a merger or consolidation transaction, holders of securities that represented 100% of the aggregate voting power of Parent's voting stock immediately prior to such transaction (together with holders of nonvoting securities that were convertible into Borrower's voting stock immediately prior to such transaction) own directly or indirectly at least a majority of the aggregate voting power of the voting stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for a election a majority of Parent's Board of Directors; or

              (ii)   in the case of a sale of assets transaction, each transferee is a Permitted Holder; or

            (g)   There exists any "change of control" or "change in control" as defined under any agreement to which Borrower or any Subsidiary is party or is subject.

  For purposes of this definition, "voting stock" means capital stock or other ownership interests of any class or classes of a corporation or another entity the holders of which are entitled to elect a majority of the corporate directors or Persons performing similar functions.

          "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, revenue rulings or technical information releases issued thereunder.

          "Collateral" means all property which is, or is to be, subject to the Lien granted by the Collateral Agreements.

          "Collateral Agreements" means the Security Agreement, the Pledge Agreement, the Mortgages, the IP Agreement, and all other Loan Documents which purport to grant or perfect a Lien in favor of the Agent, on behalf of the Lenders, securing the Obligations.

          "Commitment" means the obligation of the Lenders pursuant to the terms hereof to make Revolving Credit Loans to the Borrower in an initial aggregate principal amount outstanding at any time not to exceed Thirty Million Dollars ($30,000,000), from time to time until the Termination Date. The amount of the Commitment shall be reduced pursuant to the terms hereof, after which the Commitment shall terminate in its entirety.

          "Consolidated" means, with respect to any Person and any specified Subsidiaries, the consolidation of financial statements of such Person and such Subsidiaries in accordance with GAAP.

          "Debits" shall have the meaning set forth in Section 2.01(c).

          "Default" means any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

          "Default Rate" is defined in Section 5.03(c).

          "Dingley" means The Dingley Press, a Maine corporation.

          "Dingley Acquisition" has the meaning set forth in the Recitals hereto.

          "Disqualified Stock" means, with respect to any Person, any capital stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable): (a) matures or is mandatorily redeemable for any reason, (b) is convertible or exchangeable for Indebtedness or Disqualified Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the stated maturity of the Notes.

          "EBITDA" means, for any Person for any period, the Net Income of such Person for such period (before deducting fees either paid in cash or deferred during the applicable period under the Management Agreement referenced in Section 11.05) plus the sum of the following (to the extent deducted in the computation of such Net Income):

            (i)    depreciation expense;

            (ii)   amortization expense (including amortization expense associated with purchase accounting write-up of tangible and intangible assets) and deferred financing costs;

            (iii)  Interest Expense;

            (iv)  income taxes including (with respect to Borrower) any amounts payable or paid to Parent for such taxes (but, if there is a net tax benefit, that should be deducted from Net Income in calculating EBITDA); and

            (v)   restructuring charges (as determined in accordance with GAAP) relating to the consolidation of operations or reduction in head-count,

            (vi)  all other non-cash charges reducing Net Income for such period (A) including, but not limited to, (1) non-cash charges attributable to the grant, exercise or repurchase of options for or shares of capital stock to or from employees of such Person and its Consolidated Subsidiaries determined in accordance with GAAP, (2) unrealized losses resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans, (3) non-cash charges associated with the amortization or write-off of deferred financing costs and debt issuance costs of such Person and its Consolidated Subsidiaries during such period, and (4) non-cash charges associated with the purchase accounting write-up of inventory, but (B) excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable, and

            (vii) any premium or penalty paid in connection with redeeming or retiring Indebtedness of such Person and its Consolidated Subsidiaries prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness, and less:

            (a)   all non-cash items increasing Consolidated Net Income for such period (including unrealized gains resulting solely from the marking to market of derivative securities or securities held in deferred compensation plans), and

            (b)   the amount of all cash payments made by such Person or any of the Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining EBITDA for such period or any prior period.

          "Eligible Assignee" one or more banks or other financial institutions, each having a combined capital surplus of at least $250,000,000.

          "Eligible Institution" means any federally chartered or state chartered bank or any financial institution whose deposits are insured by the Federal Deposit Insurance Corporation.

          "Eligible Inventory" means, at any date of determination thereof, the aggregate value (determined at the lower of cost or market on a basis consistent with that used in the preparation of the financial statements referred to in Section 10.01) at such date of all Inventory owned by the Borrower or any of its Subsidiaries, recorded on the Borrower's financial statements in accordance with GAAP and located in any jurisdiction in the United States of America as to which appropriate UCC financing statements have been filed naming the Borrower or such Subsidiary, as the case may be, as "debtor" and the Agent as "secured party", all net of any amounts payable by the Borrower or such Subsidiary in respect of commissions, processing fees or other charges, excluding, however, without duplication (i) any such Inventory which has been shipped to a customer, even if on a consignment or "sale or return" basis; (ii) any Inventory subject to a Lien (other than Liens created pursuant to the Security Agreement) including a landlord's or warehouseman's Lien (other than any such Lien that has been waived pursuant to a landlord's or warehouseman's waiver), (iii) any item of Inventory for which a reserve shall be required in accordance with GAAP consistently applied with past practice; provided that such item of Inventory shall be excluded only to the extent of the amount of such reserve; (iv) any Inventory not subject to a valid and perfected first-priority Lien in favor of the Agent under the Security Agreement, subject to no prior or equal Lien; (v) any Inventory not produced by the Borrower or such Subsidiary in compliance with the applicable requirements of the Fair Labor Standards Act; (vi) any supply, scrap or obsolete Inventory and any Inventory that is not reasonably marketable and (vii) any Inventory located at any property leased by the Borrower or such Subsidiary in respect of which a landlord's consent agreement in form and substance reasonably satisfactory to the Agent is not in full force and effect.

          "Eligible Receivables" means, at any date of determination thereof, the aggregate amount of all accounts receivable at such date due to Borrower or any of its Subsidiaries, recorded on the Borrower's financial statements in accordance with GAAP, other than the following (determined without duplication):

            (a)   (i) any account receivable due from an account debtor that is not both domiciled in the United States of America or Canada and (if not a natural person) organized under the laws of the United States of America or Canada or any political subdivision thereof, except to the extent that (A) such account receivable is secured by one or more letters of credit that are (1) in favor of the Agent or the Borrower (and in which the Agent has a fully perfected first priority security interest) or (2) assigned to the Agent; provided that in each case such letters of credit are (x) in form and substance reasonably acceptable to the Agent and (y) issued by a bank doing business in the United States and reasonably acceptable to the Agent, or (B) in the case of any account receivable due from an account debtor that is located in Canada or any political subdivision thereof, the aggregate amount of all accounts receivable that are due that otherwise satisfy the requirements of this definition of "Eligible Receivables" do not exceed $1,000,000, and (ii) any account receivable that is not denominated and payable in U.S. dollars;

            (b)   any account receivable that does not comply with all applicable legal requirements, to the extent such non-compliance could have an adverse effect on the value of such account receivable or the validity or binding nature of the related obligation, including, without limitation, all laws, rules, regulations and orders of any governmental or judicial authority (including any account receivable due from an account debtor located in the States of Indiana or New Jersey, unless the Borrower or such Subsidiary (at the time the account receivable was created and at all times thereafter) (i) had filed and has maintained effective a current notice of business activities report with the appropriate office or agency of the State of Indiana or New Jersey, as applicable or (ii) was and has continued to be exempt from filing such report and has provided the Agent with satisfactory evidence thereof);

            (c)   any account receivable in respect of which there is any unresolved dispute with the account debtor, but only to the extent of such dispute;

            (d)   any account receivable that remains unpaid for more than 90 days from the date of the original issuance of the invoice therefor;

            (e)   any unbilled account receivable and any account receivable in respect of Goods not yet shipped or in respect of services not yet rendered;

            (f)    any account receivable arising outside the ordinary course of business of the Borrower and its Subsidiaries;

            (g)   any account receivable in respect of which there has been established a contra account, or which is due from an account debtor to whom the Borrower or such Subsidiary owes a trade payable, but only to the extent of such account or trade payable;

            (h)   any account receivable that is not subject to a first priority perfected Lien under the Security Agreement, and any account receivable evidenced by an "instrument" (as defined in the UCC) not in the possession of the Agent;

            (i)    any account receivable due from an account debtor (A) as to which on such date accounts receivable representing more than 50% of the aggregate amount of all accounts receivable of such account debtor have remained unpaid for more than 90 days from the date of the original issuance of the invoice therefor, (B) in respect of which the Agent shall have notified the Borrower that such account debtor does not have a satisfactory credit standing as determined in good faith by the Agent in accordance with commercially reasonable standards, (C) that is a Subsidiary or Affiliate of the Borrower, (D) that is the United States of America or any department, agency or instrumentality thereof, unless the Borrower or such Subsidiary has complied in all respects with the Federal Assignment of Claims Act of 1940, or (E) that is the subject of a case or proceeding of the type described in clause (i) of Section 12.01;

            (j)    any account receivable due from an account debtor that makes payments in a form that cannot be accepted in a lockbox account at any time during which payments with respect to accounts receivable are required to be made to a lockbox account in accordance with the provisions of the Security Agreement; and

            (k)   any accounts receivable due from an account debtor at any time, to the extent that the aggregate outstanding amount of accounts receivable due from such account debtor and its Affiliates at such time exceeds, in the case of an account debtor other than an account debtor listed on Schedule 13.01A (an Approved Account Debtor"), 20% of the aggregate amount of all Receivables, and in the case of any Approved Account Debtor, the percentage specified in Schedule 13.01A (which may be amended from time to time upon the consent of the Agent and the Borrower) with respect to such Account Debtor, of the aggregate amount of all accounts receivable due to the Borrower and its Subsidiaries at such time, but only to the extent of such excess.

          "Environmental Laws" means all Applicable Laws relating to the pollution or protection of the environment, including, without limitation, Applicable Laws relating to the release, discharge, emission, spill, leaching, or disposal of Hazardous Substances to air, water or land, or to the withdrawal or use of ground water, or to the use, handling, disposal, treatment, storage or management of Hazardous Substances, including, without limitation, CERCLA and the Resource Conservation and Recovery Act of 1976, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules and regulations issued thereunder.

          "ERISA Affiliate" means (i) any corporation included with the Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code, (ii) any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Section 414(c) of the Code, (iii) any member of an affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code, and (iv) any other entity required to be aggregated with Borrower pursuant to Section 414(o) of the Code.

          "Equity Documents" means the Securities Purchase Agreement, dated as of May    , 2004 between TSG Holding's Corp. and Christopher A. Pierce, and all agreements to be executed and delivered thereunder.

          "Event of Default" means any of the events specified in Section 12.01 (Events of Default), provided that any requirement for notice or lapse of time has been satisfied.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate equal, for each day during such period, to the rate announced by the Federal Reserve Bank of New York on each such day as the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day) or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by the Agent.

          "Foreign Subsidiary" means any Subsidiary of the Borrower which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

          "Fronting Fee" has the meaning specified in Subsection 1.04(b).

          "GAAP" means generally accepted accounting principles in the United States, which, as to the Borrower and its Subsidiaries, shall be consistently applied with those applied in the preparation of the financial statements referred to in Section 7.01.4(a) (Conditions Precedent to Initial Loan), with such changes as may be agreed pursuant to Section 13.02.

          "Goods" means the goods in connection with which an Acceptance is created.

          "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including, without limitation, any central bank or comparable agency and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantors" means some subsidiaries which have executed a Guaranty Agreement.

          "Guaranty" or "Guaranteed," as applied to any Person (the "guarantor") means and includes any direct or indirect liability, contingent or otherwise, of such guarantor with respect to any indebtedness, lease, dividend or other financial or performance obligation of another Person ("primary obligor"), including, but not limited to (1) any direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), discount or sale with recourse by such guarantor of the obligations of the primary obligor and (2) any agreement (contingent or otherwise) to (a) purchase, repurchase or otherwise acquire an obligation of the primary obligor or any security therefor, (b) provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), (c) maintain the solvency or financial condition of the primary obligor, or (d) make payment for any products, materials, supplies or services tendered or rendered to the primary obligor, in any case if the purpose or intent of such agreement or arrangement is to provide assurance that the primary obligor's obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. In addition to the other restrictions on Guaranties set forth in this Agreement, no Guaranty shall be permitted by this Agreement unless the maximum dollar amount of the obligation being guaranteed is readily ascertainable by the terms of such obligation or the agreement or instrument evidencing such Guaranty specifically limits the dollar amount of the maximum exposure of the guarantor thereunder. For purposes of making computations under this Agreement, the amount of any Guaranty made during any period shall be the aggregate amount of the obligation guaranteed (or such lesser amount as to which the maximum exposure of the guarantor shall have been specifically limited), less any amount by which the guarantor may have been discharged with respect thereto (including any discharge by way of a reduction in the amount of the obligation guaranteed).

          "Guaranty Agreement" means the one or more Guaranty Agreements executed and delivered pursuant to the terms of this Agreement, as such Guaranty Agreement may be amended, modified or supplemented from time to time.

          "Hazardous Substances" means any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required, or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which may be restricted, prohibited or penalized by any Environmental Law (including, without limitation, petroleum products, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls and substances defined as Hazardous Substances under CERCLA).

          "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time.

          "Indebtedness" means, with respect to any Person (without duplication):

            (a)   all indebtedness for borrowed money of such Person;

            (b)   all obligations of such Person for the deferred purchase price of capital assets or other property or services (other than accounts payable incurred in the ordinary course of business) to the extent such liabilities and obligations would appear as a liability upon the Consolidated balance sheet of such specified Person in accordance with GAAP;

            (c)   all obligations of such Person evidenced by notes, bonds, debentures or other instruments;

            (d)   all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and all other obligations secured by a Lien on the property or assets of such Person;

            (e)   all Capital Lease Obligations of such Person;

            (f)    all obligations, contingent or otherwise, of such Person under acceptances, letters of credit or similar facilities;

            (g)   all obligations of such Person in respect of Disqualified Stock or other obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, which obligations shall be valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and, in the case of other such obligations, at the amount that, in light of all the facts and circumstances existing at the time of determination, is reasonably expected to be payable;

            (h)   interest accrued but not paid on the scheduled date;

            (i)    all Guarantees of such Person;

            (j)    all Indebtedness referred to in clauses (a) through (i) above secured by (or which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness;

            (k)   all fixed (but not variable) payments required by such Person under non-compete agreements; and

            (l)    all obligations of such Person that are the functional equivalent of the Indebtedness referred to in clauses (a) through (k) above.

          "Indemnified Person" means the Agent, the Issuer, BA Lender, the Swing Lender, the other Lenders and their officers, agents, employees, attorneys, consultants and Affiliates and any successors, assigns and participants thereof.

          "Intellectual Property" means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, (iv) all rights to obtain any reissues or extensions of the foregoing and (v) all licenses for any of the foregoing.

          "Interest Expense" means, with respect to any Person for any period, all interest expense (including imputed interest with respect to Capitalized Lease Obligations and accreted interest on zero coupon bonds and similar obligations) paid, accrued or accreted, or to be paid, accrued or accreted, with respect to any Indebtedness of such Person during such period pursuant to the terms of the agreement respecting such Indebtedness, together with all fees (including, without limitation, commitment or unused fees) payable in respect thereof, all as calculated in accordance with GAAP, excluding amortization or write-off or deferred financing cost and debt issuance cost of such Person for such period.

          "Interest Period" means a period commencing, in the case of the first Interest Period applicable to a LIBOR Loan, on the day of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period, and ending on the same day in the first, second, third or sixth calendar month thereafter except that

            (a)   any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and

            (b)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last Business Day of the calendar month in which such Interest Period ends.

          "Inventory" means "inventory" (as defined in Article 9 of the UCC) of Borrower and its Subsidiaries.

          "Investment" means, as applied to any Person, any direct or indirect purchase or other acquisition by such Person of stock or other securities of another Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from such other Person which are not current assets or did not arise from sales to such other Person in the ordinary course of business.

          "IP Collateral Agreement" means the one or more IP Collateral Agreement(s) executed or to be executed and delivered pursuant to the terms of the Security Agreement, as such IP Collateral Agreement(s) may be amended, modified or supplemented from time to time.

          "Issuer" means Bank so long as it is a Lender, or if Bank is no longer a Lender, a Lender designated by the Borrower as Issuer and acceptable to the Agent.

          "Lender" means each of the Persons that execute this Agreement as a Lender (including without limitation, the Swing Lender and the BA Lender) together with any other Persons which become parties to this Agreement as a Lender from time to time.

          "Lender Priority Collateral" has the meaning assigned to the term "Bank Priority Collateral' in the Intercreditor Agreement.

          "Letter of Credit" means a standby letter of credit issued for the account of Borrower or any of its Subsidiaries by Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Revolving Credit Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Revolving Credit Termination Date.

          "Letter of Credit Facility" means the facility extended pursuant to Section 1.04 for the Borrower to request Letters of Credit from Issuer.

          "Letter of Credit Liabilities" means, at any time of calculation, the sum of (i) the amount then available for drawing under all outstanding Letters of Credit (without regard to whether any conditions to drawing thereunder can then be met), plus (ii) the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under such Letters of Credit.

          "LIBOR Loan" means any Loan bearing interest at a rate equal to the LIBOR Rate plus Applicable Margin.

          "LIBOR Rate" means, as applicable to any LIBOR Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 am. New York City time, on the day that is two London Banking Days preceding the first day of such LIBOR Loan. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D. "Banking Day" shall mean, in respect of any city, any day on which commercial banks are open for business in that city.

          "Lien" means any mortgage, lien, pledge, adverse claim, assignment, charge, security interest, title retention agreement, separate beneficial interest, levy, execution, seizure, attachment, garnishment or other encumbrance in respect of any property, whether created by statute, contract, common law or otherwise, and whether or not choate, vested or perfected.

          "Loan Documents" means this Agreement, the Note, the Pledge Agreement, the Guaranty Agreements, the Security Agreement, the IP Collateral Agreement, the Mortgages, the Uniform Commercial Code financing statements and all other documents and agreements executed or delivered in connection with or contemplated by this Agreement, in each case as amended, modified or supplemented, from time to time.

          "Loan Party" means the Borrower, each Subsidiary of Sheridan, each Pledgor, and each other obligor under any of the Loan Documents.

          "Loans" means the Revolving Credit Loans or Swing Loans.

          "Majority Lenders" means at any time, Lenders having greater than or equal to fifty-one percent (51%) of the Commitment (whether borrowed or not).

          "Mandatory Borrowing" has the meaning specified in Section 2.04(a).

          "Material Adverse Change" means (a) any material adverse change in the business, condition (financial or otherwise), assets, liabilities, results of operations, properties, or business prospects of the Borrower and its Subsidiaries on a Consolidated basis, or (b) any material adverse change with respect to the binding nature, validity, or enforceability of this Agreement or any other Loan Document, or with respect to the ability of the Borrower, its Subsidiaries or any other Loan Parties to perform their obligations under this Agreement or deed(s) of trust, as applicable, whether resulting from any single act, omission, situation or event or taken together with other such acts, omissions, situations or events.

          "Material Agreements" has the meaning set forth in Section 8.25 (No Burdensome Agreements; Material Agreements).

          "Maturity Date" means May 25, 2009.

          "Mortgage" means the one or more real estate mortgages or deeds of trust, as applicable, executed or to be executed and delivered pursuant to the terms of this Agreement, as such instruments may be amended, modified or supplemented, from time to time.

          "Multiemployer Plan" has the meaning set forth in Section 4001(a)(3) of ERISA.

          "Net Income" means, for any Person and for any period, the net income (or net loss) of such Person for such period determined in accordance with GAAP provided that such amount shall be adjusted to exclude (to the extent otherwise included therein and without duplication) the following:

            (a)   any write-up or write-down of any asset;

            (b)   any net gain from the collection of the proceeds of life insurance policies;

            (c)   any gain (or loss) arising from the acquisition or sale of any securities or Indebtedness of such Person and any gain or loss arising from the exercise of any warrant of such Person;

            (d)   any aggregate net gain (or loss) during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) other than any sale, exchange or other disposition in the ordinary course of business;

            (e)   all other extraordinary items;

            (f)    any net income that is attributable to or derived from an entity or other issuer that is not a Subsidiary of such Person; and

            (g)   all non-recurring items properly identified as such on such Person's financial statements and reports including, for the quarter ending June 30, 2004, with respect to all fees and costs relating to the transactions contemplated by this Agreement.

          "Notes" means the promissory notes in the original aggregate principal amount of Thirty Million Dollars ($30,000,000) issued by the Borrower to the Lenders in substantially the form of Exhibit A attached hereto, and any other promissory note or notes issued by the Borrower to evidence the Loans and Reimbursement Obligations pursuant to this Agreement and any replacement or restatement of, and any supplement to, such note.

          "Note Priority Collateral" shall mean the property, plant and equipment of Borrower and its Subsidiaries and all proceeds thereof.

          "Notice of LC Credit Event" means a written notice from an Authorized Signatory of Borrower to the Issuer with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the expiry date of such Letter of Credit; (iii) the proposed terms of such Letter of Credit, including the face amount; and (iv) the transactions or additional transaction or transactions that are to be supported or financed with such Letter of Credit or increase thereof.

          "Obligations" means (a) all payment and performance obligations of every kind, nature and description of the Borrower and any other Loan Party to the Agent or any Lender under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action, whether or not such claim is allowed in such bankruptcy action), whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising, and (b) (to the extent not included in the preceding clause (a)) the obligation of the Borrower or any obligor to pay an amount equal to the amount of any and all damage which the Agent or any Lender may suffer by reason of a breach by such Person of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

          "Operative Documents" means the Loan Documents, the Purchase Documents, the Senior Secured Note Documents and the Equity Documents.

          "Parent" means TSG Holdings Corp., a Delaware corporation.

          "Payment Date" means (a) the last Business Day of each calendar quarter and (b) the Revolving Credit Termination Date.

          "Permitted Holders" means the BRS Group, the JCP Group and their respective Affiliates, excluding any portfolio companies of any such person. For purposes of this definition, "BRS Group" means (i) Bruckmann, Rosser, Sherrill & Co., LLC and Bruckmann, Rosser, Sherrill & Co. II, L.P. and their respective Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies of any Person listed in clause (i) or (ii); and "JCP Group" means (i) ING Furman Selz Investors III L.P., ING Barings Global Leveraged Equity Plan Ltd., ING Barings U.S. Leveraged Equity Plan LLC and FS Private Investments III LLC and any of their respective Affiliates and (ii) any investment vehicle that is managed (whether through ownership of securities having a majority of the voting power or through management of investments) by any of the Persons listed in clause (i), but excluding any portfolio companies of any Person listed in clause (i) or (ii).

          "Permitted Liens" has the meaning set forth in Section 11.02 (Liens).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all its functions under ERISA.

          "Person" means an individual, corporation, limited liability company, association, partnership, business, joint venture, trust, estate, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

          "Plan" means an "Employee Pension Benefit Plan" (as defined in Section 3(2) of ERISA) and/or an "Employee Welfare Benefit Plan" (as defined in Section 3(1) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Borrower, any of its Subsidiaries or any ERISA Affiliate (or any predecessor thereof).

          "Pledge Agreement" means the one or more Pledge Agreement(s) executed or to be executed and delivered pursuant to the terms of this Agreement, as such Pledge Agreement(s) may be amended, modified or supplemented from time to time.

          "Pledgor" means any obligor under any Pledge Agreement.

          "Predecessor Indebtedness" means all indebtedness of Dingley which is secured by assets being acquired or is being assumed in the Dingley Acquisition, all of which is listed in Schedule 13.01B.

          "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code or any successor sections.

          "Purchase Agreement" has the meaning set forth in the Recitals hereto.

          "Purchase Documents" means the Purchase Agreement and all related agreements, instruments and documents.

          "Regulatory Change" means any Applicable Law including, without limitation, any interpretation, directive, request or guideline (whether or not having the force of law) or any change therein or in the administration or enforcement thereof, that becomes effective or is implemented or first required or expected to be complied with after the date of this Agreement (including any Applicable Law that shall have become such as the result of any act or omission of the Borrower or any of its Affiliates without regard to when such Applicable Law shall have been enacted or implemented), whether the same is (i) the result of an enactment by a government or any agency or political subdivision thereof, a determination of a court or regulatory authority or otherwise; or (ii) enacted, adopted, issued or proposed before or after the date of this Agreement, including any such that imposes, increases or modifies any tax, reserve requirement, insurance charge, special deposit requirement, assessment or capital adequacy requirement.

          "Reimbursement Obligations" means, at any date, the obligations of Borrower then outstanding to reimburse the Issuer or the BA Lender for payments made by the Issuer or the BA Lender under a Letter of Credit or with respect to an Acceptance.

          "Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in air, soil, surface water or groundwater on any property.

          "Remedial Action" means any action necessary to comply with any Environmental Law with respect to (1) clean up, removal, treatment or handling of Hazardous Substances in the indoor or outdoor environment; (2) prevention of Releases or threats of Releases or minimization of further Releases so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (3) performance of pre-remedial studies and investigations and post-remedial monitoring and care.

          "Reorganization" means reorganization as defined in Section 4241(a) of ERISA.

          "Reportable Event" has the meaning set forth in Title IV of ERISA.

          "Request for Advance" means a certificate designated as a "Request for Advance", signed by an Authorized Signatory of the Borrower requesting an Advance hereunder, which shall be substantially in the form of Exhibit B-1 attached hereto.

          "Request for Swing Loan Advance" means a certificate designated as a "Request for Swing Loan Advance", signed by an Authorized Signatory of the Borrower requesting an advance of Swing Loans hereunder, which shall be substantially in the form of Exhibit B-2 attached hereto.

          "Reserve Percentage" means, with respect to any LIBOR Loan, the maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the relevant Interest Period under Regulation D (and/or other similar regulation) of the Board of Governors of the Federal Reserve System against "Eurocurrency Liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Percentage shall reflect any other reserves required to be maintained by reason of any regulatory change against (i) any category of liabilities which includes deposits by reference to which LIBOR Rate is to be determined as provided in the definition of "LIBOR Rate" or (ii) any category of extensions of credit or other assets which include loans the interest rate of which is based on LIBOR Rate.

          "Restricted Payment" means:

            (a)   any direct or indirect distribution, dividend or other payment (other than stock dividends and stock splits) to any Person on account of (i) any general or limited partnership interest in, or shares of capital stock or other securities of, the Borrower or any of its

    Subsidiaries or (ii) any warrants or other rights or options to acquire shares of capital stock of, or other interest in, the Borrower or any of its Subsidiaries;

            (b)   any redemption, retirement, purchase or other acquisition or any other payment on account of any interests or securities listed above, except to the extent that the consideration therefor consists solely of shares of stock of the Borrower or its Subsidiary, as the case may be;

            (c)   any sinking fund, other prepayment or installment payment on account of the foregoing;

            (d)   any other payment, loan or advance to a shareholder, partner or equity owner of the Borrower or any of its Subsidiaries (whether or not in its capacity as shareholder, partner or equity owner) other than salaries or compensation which are (i) not otherwise restricted under the Loan Documents, (ii) in reasonable amounts and (iii) paid in the ordinary course of business; and

            (e)   any forgiveness or release without adequate consideration by the Borrower or any of its Subsidiaries of any Indebtedness or other obligation of a shareholder, partner or equity owner.

          "Revolving Credit Facility" means the Revolving Credit Facility of $30,000,000 extended hereunder, consisting of the Revolving Loan Facility, the Swing Loan Facility, the Letter of Credit Facility and the Bankers Acceptance Facility.

          "Revolving Credit Limit" shall mean the lesser of (a) the amount of the Commitment, and (b) the amount of the Borrowing Base.

          "Revolving Credit Loans" means the loans made by the Lenders to the Borrower pursuant to Section 1.01 (Commitment to Lend) below.

          "Revolving Credit Outstandings" means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Credit Loans and Swing Loans and the then existing Letter of Credit Liabilities and Acceptances Liabilities; provided that, for purposes of calculating availability under the Revolving Loan Facility, the Letter of Credit Facility or the Acceptance Facility, it shall be presumed that the amount drawn under the Swing Loan Facility is at all times the maximum amount of $5,000,000.

          "Revolving Credit Termination Date" means the Maturity Date, or such earlier date on which the Commitment shall be completely terminated hereunder.

          "Revolving Loan Facility" means the facility extended pursuant to Article 1 for the Borrower to make Revolving Loans from Lender.

          "Security Agreement" means the one or more Security Agreement(s) executed and delivered pursuant to the terms of this Agreement, as such Security Agreement(s) may be amended, modified or supplemented from time to time.

          "Senior Secured Notes" means the Senior Secured Notes being issued by the Borrower on the date hereof in the aggregate principal amount not to exceed $165,000,000, and any notes issued in exchange therefor pursuant to any registration rights agreement or other Senior Secured Note Document.

          "Senior Secured Note Documents" means the Senior Secured Notes, the corresponding indenture, related supplemental indentures, registration rights agreements and agreements or documents evidencing guarantees in respect of the Senior Secured Notes, and all other agreements, instruments and documents executed and delivered in connection with any of the foregoing.

          "Subsidiary" means, as applied to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of the board of directors of such corporation (regardless of whether the holders of any class or classes of securities shall or might have such voting power upon the occurrence of any contingency) is directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person's other Subsidiaries, (b) any partnership, joint venture or other association which is owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person's other Subsidiaries, or (c) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. References herein to Subsidiaries of Borrower shall include Dingley Acquisition Corp., giving effect to the Dingley Acquisition.

          "Swing Lender" means Wachovia Bank, National Association, so long as it is a Lender, or if it is no longer a Lender, then a Lender designated as Swing Lender by the Borrower and acceptable to the Agent.

          "Swing Loan Base Rate" means, at any time, the higher of (i) the variable per annum rate of interest so designated from time to time by the Swing Lender as its prime rate (which rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer) and (ii) the Federal Funds Rate plus one-half of one percent (1/2%). The Swing Loan Base Rate is not necessarily the lowest rate of interest charged by the Swing Lender. Changes in the rate of interest resulting from changes in the Swing Lender's prime rate shall take place immediately without notice or demand of any kind.

          "Swing Loan Facility" means the $5,000,000 Swing Loan Facility established pursuant to Article 2 hereof.

          "Swing Loan Limit" shall have the meaning set forth in Section 2.01(a).

          "Swing Loans" shall have the meaning set forth in Section 2.01(a).

          "Target Balance" shall have the meaning set forth in Section 2.02(a).

          "Taxes" has the meaning set forth in Section 6.05(a).

          "Trustee" means the Trustee under the Senior Secured Note Documents for the benefit of the holders of the Senior Secured Notes.

          "Type" with respect to any Loan, means its designation as a Base Rate Loan or LIBOR Loan of a specified Interest Period. Loans with Interest Periods ending on different days or of differing durations shall be deemed to be different Types of Loans.

          "UCC" shall have the meaning set forth in the Security Agreement.

          "Unqualifiedly Certified" when used in connection with audited financial statements delivered pursuant to Section 10.01 (Financial Statements) hereby by the Borrower's independent auditors or accountants, means the absence of any qualification, limitation, exception or explanatory paragraph that would (x) call into question or express substantial doubt about the ability of the Borrower or any Subsidiary to continue as a going concern, as discussed in the American Institute of Certified Public Accounting's Statement of Auditing Standard Number 59, (y) relate to the limited scope of examination of matters relevant to such financial statements or (z) relate to the treatment or classification of any item in such financial statements and, which as a condition of its removal would require an adjustment to such item the effect of which would be to cause the occurrence of a Default or an Event of Default.

          "Withdrawal Liability" means any withdrawal liability as defined in Section 4201 of ERISA.

        Section 13.02    Accounting Terms.    Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the audited consolidated financial statements of Borrower and its Consolidated Subsidiaries for the year ended December 31, 2002 delivered to the Lenders; provided, that if (a) Borrower shall object to determining compliance with the provisions of this Agreement on such basis by written notice delivered to the Lenders at the time of delivery of required financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Majority Lenders shall so object in writing by written notice delivered to Borrower within sixty (60) days after delivery of such financial statements, then compliance with this Agreement shall be determined on a basis consistent with the above-referenced financial statements, but the parties hereto shall promptly enter into negotiations in order to amend the financial covenants and other terms of this Agreement and so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the financial condition of Borrower and its Consolidated Subsidiaries and such other terms shall be the same in all material respects after such changes as if such changes had not been made. All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

        Section 13.03    Other Definitional Provisions.    References in this Agreement to "Articles", "Sections", "Annexes" or "Exhibits" shall be to Articles, Sections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. "Include", "includes" and "including" shall be deemed to be followed by "without limitation". Except as otherwise specified herein, references to any Person include the successors and assigns of such Person. References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. Unless the context otherwise requires, any terms used in the masculine form shall also include the feminine and neuter forms and vice versa and any terms used in the plural shall include the singular and vice versa.

ARTICLE 14

AGENT

        Section 14.01    Authority.    The Lenders (for themselves and their successors and assigns) hereby irrevocably appoint Bank to act as Agent as specified herein and in the other Loan Documents. Each such Person hereby irrevocably authorizes Bank to execute and take such action on its behalf under the provisions of this Agreement, the Notes, and the other Loan Documents and to exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of the Loan Documents and such powers as are reasonably incidental thereto.

        Section 14.02    Expenses.    In default of reimbursement or indemnification by the Borrower, the Lenders will, in proportion to their respective portions of the Commitment, reimburse the Agent for and against all expense, liability, penalty and damage of any nature whatsoever (including but not limited to reasonable attorneys' fees) which may be incurred or sustained by the Agent in any way in connection with the Loan Documents or its duties under the Loan Documents provided that no Lender shall be liable for any portion of the foregoing items resulting from the gross negligence or willful misconduct of the Agent. Without limiting the generality of any other provision excusing the Agent form taking any actions, the Agent shall not have any obligation to take any action in connection with the performance of its duties as Agent under the Loan Documents which, in its opinion, requires the payment of expenses or the incurrence of liability, if there is any ground for belief that reimbursement of such expenses or liability is not reasonably assured to it.

        Section 14.03    Action by Agent.    The Agent is authorized to take any action specified in this Agreement and all actions reasonably related thereto. However, except for actions expressly required to be taken by the Agent in this Agreement (which actions the Agent will take as required subject to all of the exculpatory provisions herein), the Agent is not required to take actions that it may be authorized to take.

        Section 14.04    Exculpatory Provisions.

        (a)    General Standard.    Neither the Agent nor any of its officers, directors, employees or agents, shall be liable for any action taken or omitted under the Loan Documents or in connection with the Loan Documents unless caused by its or their gross negligence or willful misconduct. Neither the Agent nor any of its officers, directors, employees or agents, shall be liable for any action taken or omitted by it at the direction of the Majority Lenders. The Agent shall not be responsible for any recitals, warranties or representations in the Loan Documents or for the validity, enforceability, collectability or due execution of this Agreement or any of the other Loan Documents.

        (b)    Agents and Employees.    The Agent may execute any of its duties by or through agents or employees, all of whom shall be entitled to the benefits of any exculpatory provision herein.

        (c)    Advice of Professionals.    Agent shall be entitled to advice of counsel, accountants or other professionals of its selection concerning all matters pertaining to the Loan Documents and its duties under the Loan Documents. Agent is entitled to rely on the advice of its professionals whether or not the advice is correct.

        (d)    Reliance on Information Believed to Be Genuine.    The Agent shall be entitled to rely upon any writing or other document, telegram or telephone conversation believed by it to have been signed, sent or made by the proper person or persons.

        Section 14.05    Investigation by Lenders.    Each Lender expressly acknowledges that the Agent has not made any representation or warranty to it and that no act taken by the Agent shall be deemed to constitute a representation or warranty by the Agent to the Lenders. Each Lender further acknowledges that it has taken and will continue to take such action and to make such investigation as it deems necessary to inform itself of the affairs of the Borrower and its Subsidiaries. Each Lender further acknowledges that it has made and will continue to make its own independent investigation of the creditworthiness and the business and operations of the Borrower and its Subsidiaries. In entering into this Agreement, and in making an advance under this Agreement, each Lender represents that it has not relied and will not rely upon any information or representations furnished or given by the Agent or by any other Lender. The Agent shall be under no duty or responsibility to the Lenders to ascertain or to inquire into the performance or observance by the Borrower of any of the provisions of this Agreement or any document or instrument now or hereafter executed in connection with this Agreement.

        Section 14.06    Notice of Events of Default.    Without limiting the generality of the provisions of the preceding Section 14.05, it is expressly understood and agreed that the Agent shall not be deemed to have knowledge of the existence, occurrence or continuance of an Event of Default or Default, unless the Agent shall have been notified in writing of such Event of Default by any Lender or the Borrower pursuant to a writing designated as a "Notice of Event of Default". For the avoidance of doubt, the provisions of this Section 14.06 are expressly not for the benefit of the Borrower.

        Section 14.07    Resignation; Termination.    The Agent may resign at any time by giving prior written notice to the Borrower and the Lenders and the Agent may be removed at any time with or without cause by the Majority Lenders. Such resignation or removal shall take effect at the end of the sixty (60) day period after such notice of resignation or removal has been given or upon the earlier appointment of a successor agent. The Lenders shall (with the consent of the Borrower so long as no Event of Default has occurred and is then continuing), upon receipt of such notice, appoint a successor agent from among the Lenders. The Lenders and the Borrower shall execute such documents as shall be necessary to effect such appointment. During any period that there shall not be a duly appointed and acting Agent, the Borrower agrees to make each payment due under this Agreement and under the Notes directly to each Lender entitled thereto and to provide copies of each certificate or other document required under this Agreement directly to each Lender.

        Section 14.08    Sharing.    If any Lender shall at any time receive payment of principal on account of all or a part of any Note held by it, whether by set-off or otherwise, in a greater proportion than the principal payments made on the Notes held by the other Lenders, such Lender shall simultaneously purchase, without recourse, for cash, ratably from each of the other Lenders, such portion of the Notes held by such other Lenders so that, after such purchase, each Lender will hold an unpaid principal amount of Notes in the same proportion that the outstanding principal balance due to such Lender immediately prior to such payment bore to the aggregate outstanding principal balance due to all Lenders immediately prior to such payment. In the event that, at any time, any Lender shall be required to refund any amount which has been paid to or received by it on account of any Note held by it, and which has been applied to the purchase of a portion of the Notes held by other Lenders pursuant to this Section, then, upon notice from such Lender, each of the other Lenders shall simultaneously purchase, without recourse, its portion for cash, to the extent of its ratable share thereof, of the Notes held by the Lender required to make such refund.

        Section 14.09    Other Relationships.    It is acknowledged that the Agent, the Lenders and/or any of their Affiliates may now or hereafter have lending or other relationships with the Borrower and Affiliates of the Borrower. It is agreed that the Agent and the Lenders are free to act with respect thereto without consulting with one another and without regard to the effect of any such action or relationship upon the Loans or other Obligations. With respect to the portion of the Loans made by it and Notes issued to it, the Agent shall have the same rights and powers under the Loan Documents as any other Lender or holder of a Note and may exercise the same as though it were not the Agent, and the term "Lenders" or "holders of Notes" or any similar term shall, unless the context otherwise indicates, include the Agent in its capacity as a Lender

ARTICLE 15

MISCELLANEOUS

        Section 15.01    Notices.    All notices, requests, demands, directions and other communications (collectively, "notices") given to or made upon any party hereto under the provisions of this Agreement shall be by telephone or in writing (including telex or facsimile communication) unless otherwise expressly provided hereunder and, if in writing, shall be delivered or sent by telex or facsimile to the respective parties at the addresses and numbers set forth under their respective names on the signature pages hereof or in accordance with any subsequent unrevoked written direction from any party to the others. All notices shall, except as otherwise expressly herein provided, be effective (a) in the case of facsimile, when received, (b) in the case of over-night courier or other hand-delivered notice, when hand-delivered, (c) in the case of telephone or e-mail, when telephoned or e-mailed; provided, however, that in order to be effective, telephonic notices or e-mail must be confirmed in writing by another medium provided for in this Section 15.01, received no later than the next day, (d) if given by mail, four (4) days after such communication is deposited in the mails with first class postage prepaid, return receipt requested, and (e) if given by any other means (including by air courier), when delivered. In the event of a discrepancy between any telephonic or written notice, the written notice shall control. Any Lender giving any notice to the Borrower shall simultaneously send a copy of such notice to the Agent.

        Section 15.02    Duration; Survival.    All representations and warranties of the Borrower contained in the Loan Documents shall survive the making of the Loans and shall not be waived by the execution and delivery of any Loan Document or any investigation by the Agent or the Lenders, or payment in full of the Loans. All such representations and warranties as well as all other covenants and agreements of the Borrower contained in the Loan Documents shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until termination of the Commitment and payment in full of the Obligations.

        Section 15.03    No Implied Waiver; Rights Cumulative.    No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or shall constitute a waiver of the right of the Agent or any Lender to take any other or further action in any circumstances without notice or demand.

        Section 15.04    Entire Agreement and Amendments.

        (a)   This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the other Loan Documents.

        (b)   This Agreement and the other Loan Documents may not be amended, waived or modified except by a written instrument describing such amendment, waiver or modification executed by Borrower, Agent and Majority Lenders provided, however, that, unless approved in writing by all the Lenders, no such amendment, waiver or consent shall (i) waive any Event of Default under Section 12.01(a) or (b) hereof, change the amount or maturity date of the principal of, or reduce the rate or extend the time of payment of interest on, any Note, or reduce any fee to be paid to the Lenders, (ii) change the amount of any of the Commitments, (iii) change or affect the definition of "Majority Lenders," (iv) subordinate the Obligations in right of payment to any other Indebtedness or obligation whatsoever, (v) change or affect any provision of this Section, (vi) waive a Section 12.01(i) Event of Default or release a material part of the Collateral, (vii) release all or substantially all of the Guarantors or (viii) change or affect Section 6.01(f) in a manner that would alter the pro rata sharing of payments among the Lenders.

        (c)   Any such waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower, any Subsidiary or any Guarantor in any case shall entitle the Borrower, any Subsidiary or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each holder of any Note outstanding shall be bound by any modification, waiver, or consent authorized by this Section, whether or not such Note shall have been marked to indicate such modification, waiver or consent.

        (d)   No waiver by the Agent or any Lender of any breach or default of or by the Borrower, any Subsidiary or any Guarantor under this Agreement or Loan Document shall be deemed a waiver of any other previous breach or default or any thereafter occurring.

        Section 15.05    Successors and Assigns.

        (a)    Successors Bound.    Whenever in this Agreement or any other Loan Document any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Agent or the Lenders that are contained in such agreement shall bind and inure to the benefit of their respective successors and assigns; provided, however, without the prior written consent of the Lenders, the Borrower may not assign, or permit or suffer the assignment whether by operation of law or otherwise any of its rights or delegate any of its duties or obligations hereunder.

        (b)    Participations.    Any Lender may, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the amounts and dates on which the Obligations are due and payable and the release of any material portion of the Collateral. A Lender may furnish any information concerning Borrower in its possession from time to time to prospective Participants provided that such Lender shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

        (c)    Assignments.    Any Lender shall have the right at any time or from time to time, upon the Borrower's and Agent's prior written consent, which will not be unreasonably withheld, to assign all or any portion of its rights and obligations hereunder to one or more Lenders or other financial institutions (each, an "Assignee"), and Borrower and each Guarantor agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Agent shall deem necessary to effect the foregoing. In addition, upon request Borrower shall issue one or more new Notes, as applicable, to any such Assignee and, if the transferor Lender has retained any of its rights and obligations hereunder following such assignment, to such transferor Lender, which new Notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the Note held by such transferor Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the transferor Lender after giving effect to such assignment. Upon the execution and delivery of the Assignment and Assumption Agreement in the form attached hereto as Exhibit G and any other documentation required by the Agent in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the transferor Lender, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of a Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by such transferor Lender pursuant to the assignment documentation between such transferor Lender and such Assignee, and such transferor Lender shall be released from its obligations hereunder and thereunder to a corresponding extent. Borrower may furnish any information concerning Borrower in its possession from time to time to prospective Assignees, provided that the transferor Lender shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

        (d)    Issuance of New Note.    Within five (5) Business Days after receipt of an Assignment and Acceptance Agreement, the Borrower, at its own expense, shall execute and deliver to the Assignee in exchange for the surrendered Note (a) a new Note (or Notes) to the order of the Assignee in an amount equal to its portion of the Commitment and Loans assigned to it pursuant to such Assignment and Acceptance Agreement and (b) a new Note (or Notes) to the order of the transferor Lender in an amount equal to the Commitment and Loans retained by it thereunder. Such Note(s) shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note(s) shall be dated the date of such surrendered Note(s) and shall otherwise be in substantially the form of Exhibit A hereto. Cancelled Notes shall be returned to the Borrower upon the execution of such new Notes.

        (e)    Assignment to Federal Reserve Lender.    Any Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of the promissory note to any of the twelve (12) Federal Reserve Lenders organized under Section 4 of the Federal Reserve Act. 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release the Lender from its obligations under any of the Loan Documents.

        (f)    Register.    The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        Section 15.06    Descriptive Headings.    The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

        Section 15.07    Governing Law.    This Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania (the "Governing State") (excluding the laws applicable to conflicts or choice of law).

        Section 15.08    Payments Due on Non-Business Days.    If any payment under the Loan Documents becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

        Section 15.09    Counterparts.    This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Delivery of a photocopy or telecopy of an executed counterpart of a signature page to any Loan Document shall be as effective as delivery of a manually executed counterpart of such Loan Document.

        Section 15.10    Maximum Lawful Interest Rate.

        (a)   All agreements between Borrower and Guarantor(s) and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided however, that in the event there is a change in the law, which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and the Lenders in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of the Commonwealth of Pennsylvania from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower, Guarantor(s) and the Lenders.

        (b)   If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lenders as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Lenders to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

        Section 15.11    Set-off of Bank Accounts.    The Borrower hereby grants to Agent for the pro rata benefit of the Lenders and their successors and assigns a continuing lien, security interest and right of set-off as security for all Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property now or hereafter in the possession, custody, safekeeping or control of any Lender or any entity under common control with any Lender or in transit to any of them. At any time following an Event of Default which is continuing without demand or notice (any such notice being expressly waived by the Borrower), the Agent and/or such Lender may set-off the same or any part thereof and apply the same to the Obligations of the Borrower or any Guarantor even though unmatured and regardless of the adequacy of the other Collateral. ALL RIGHTS TO REQUIRE THE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT TO SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        Section 15.12    Severability.    Every provision of the Loan Documents is intended to be severable, and if any term or provision hereof or thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

        Section 15.13    Payment and Reimbursement of Costs and Expenses; Indemnification.

        (a)   Borrower shall pay on demand all expenses of the Agent and the Lenders in connection with the preparation, administration, default, collection, waiver or amendment of any of the Loan Documents, or in connection with the Agent's and the Lenders exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the reasonable allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees and expenses, and any fees and expenses associated with travel or other costs relating to any appraisals or examinations conduction with the Loans or any Collateral, and the amount of all of such expenses shall, beginning 5 days following notification of the Borrower thereof until paid, bear interest at the rate applicable to Base Rate Loans hereunder (including the Default Rate) and be any obligation secured by the Collateral.

        (b)   Whether or not any Loans are made, the Borrower shall, unconditionally upon demand, pay or reimburse the Agent and the Lenders for, and indemnify and save the Agent and the Lenders harmless against, any all liabilities, losses, costs, expenses, claims, and/or charges (including without limitation reasonable fees and disbursements of legal counsel, accountants, investigators and other experts, whether or not they are employees of such Lender) arising out of, relating to or connected with:

          (i)    the negotiation, preparation, execution and delivery of (1) the Loan Documents and (2) whether or not executed, any waiver, modification, restatement, reaffirmation, amendment or consent thereunder or thereto;

          (ii)   the administration of the Loan Documents, including, without limitation, performing audits or investigations or consulting with attorneys or other advisors with respect to any matter in any way arising out of, related to, or connected with, the Loan Documents;

          (iii)  protecting, preserving, exercising or enforcing any of the rights of the Agent and the Lenders in, under or related to the Loan Documents;

          (iv)  all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Loan Documents or the making of the Loans; and

          (v)   commissions or claims by or on behalf of brokers, finders or agents not retained by the Lenders. The Borrower represents that it has not engaged or used any such broker, finder or agent.

        (c)   Without limiting the generality of the foregoing paragraph (a), whether or not any Loans are made, the Borrower shall indemnify and hold each Indemnified Person harmless from and against all losses (including judgments, penalties and fines) suffered, and pay or reimburse each Indemnified Person for all costs and reasonable expenses (including reasonable fees and disbursements of legal counsel and other experts employed or retained by such Indemnified Person) incurred by such Indemnified Person in connection with, arising out of or in any way relating to (i) any claim (whether civil, criminal or administrative and whether sounding in tort, contract or otherwise) arising out of, related to or connected with, the Loan Documents (including, without limitation, related to property subject to Mortgages or Leasehold Mortgages), whether such claim arises or is asserted before or after the date hereof or before or after the Maturity Date (whether such claim is asserted by such Indemnified Person or the Borrower or any other Person), or (ii) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Loan Documents or the relationships established thereunder, including, in either case (i) or (ii), the prosecution or defense or investigation thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, such Indemnified Party is a party thereto) except to the extent any of the foregoing results from the gross negligence or willful misconduct of such Indemnified Person.

        (d)   In furtherance and not limitation of the foregoing, the Borrower hereby agrees to assume, pay and satisfy all liabilities and obligations of Bruckmann, Rosser, Sherrill & Co. and Jefferies Capital Partners under the commitment letter dated July 31, 2003 from the Bank and the related fee letter.

        Section 15.14    Consent To Jurisdiction.    For the purpose of any action that may be brought in connection with this Agreement or any Loan Document, the Borrower hereby consents to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania or of any federal court located in such state and waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to such Borrower at the address provided for in Section 15.01 (Notices) and service so made shall be deemed to be completed on actual receipt. The Borrower waives the right to contest the jurisdiction and venue of the courts located in the Commonwealth of Pennsylvania on the ground of inconvenience or otherwise and, further, waives any right to bring any action or proceeding against the Lenders in any court outside the City of Philadelphia in the Commonwealth of Pennsylvania. The provisions of this Section shall not limit or otherwise affect the right of the Agent or any Lender to institute and conduct an action in any other appropriate manner, jurisdiction or court.

        Section 15.15    Termination.    This Agreement shall remain in full force and effect until the later of (a) the time that all Obligations shall have been indefeasibly paid in full and (b) the time that there shall be no Commitment; provided, however, that the Borrower's expense and indemnification obligations pursuant to Section 15.13 above as well as any liability in connection with any untrue representation or warranty, shall survive such termination.

        Section 15.16    Waiver of Right to Jury Trial.    EACH PARTY MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

        Section 15.17    Confidentiality.    The Agent and the Lenders agree to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent the Agent and the Lenders from disclosing any such information (a) to any participant or assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section (or executes a confidentiality agreement with confidentiality terms that are substantially similar to the terms of this Section), (b) to any of its employees, directors, agents, attorneys, accountants and other professional advisors), (c) upon the request or demand of any Governmental Authority or self-regulatory body having or claiming to have jurisdiction over it, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (e) if requested or required to do so in connection with any litigation or similar proceeding, or (f) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto hereby agree that, each party hereto (and each of its employees, representatives or agents) are permitted to disclose to any and all persons, without limitation, the tax treatment and tax aspects of the Loans and the other transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) that are provided to the Loan Parties or the Agent and the Lenders, related to such tax treatment and tax aspects. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the other transactions contemplated hereby.

        Section 15.18    Intercreditor.    So long as the Intercreditor Agreement is in effect, the rights and, obligations and remedies of the parties shall be subject thereto. This Agreement shall not impose any obligation or grant any right to any party to the extent that such obligation or right is inconsistent or conflicts with the Intercreditor Agreement. This Section 15.18 is for the benefit of the Lenders and the Trustee, and none of the Loan Parties shall be third party beneficiaries hereof.

[the next pages are the signature pages]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

THE SHERIDAN GROUP, INC.

By:	/s/ JOHN A. SAXTON John A. Saxton President and Chief Executive Officer 11311 McCormick Road, Suite 260 Hunt Valley, Maryland 21031-1437
Phone: (410) 785-7277 Fax: (410) 785-7217 E-Mail: jsaxton@tsg.sheridan.com

AGENT AND LENDER:	FLEET NATIONAL BANK

	By:	/s/ KENNETH G. WOOD Kenneth G. Wood Senior Vice President Corporate Banking Fleet National Bank Mail Stop: PA RP 08301G 7111 Valley Green Road Fort Washington, PA 19034
Phone: (215) 853-3816 Fax: (215) 836-3802 E-Mail: Kenneth_G_Wood@fleet.com
Wire Transfer Information: Fleet National Bank ABA #021300019 G/L AC/#1510351-15901 RE: Sheridan Group Att: Chris Zimmerman

LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

	By:	/s/ NANCY Z. REIMANN Nancy Z. Reimann, Vice President Wachovia Bank 7 Saint Paul Street, 2nd Floor Baltimore, MD 21202
Phone: 401-332-5245 Fax: 401-244-1236 E-Mail:Nancy.reimann1@wachovia.com
Wire Transfer Information: Wachovia Bank, N.A. ABA#053000219 BNF#01459160000005 Ref: GBG 2nd Ref: Sheridan Group

EXHIBIT A

AMENDED AND RESTATED
REVOLVING CREDIT NOTE

$	,	2004
Philadelphia, Pennsylvania

        FOR VALUE RECEIVED, intending to be legally bound hereby, THE SHERIDAN GROUP, INC., a Maryland corporation ("Borrower"), hereby promises to pay to the order of                         ("Lender") the principal sum of             MILLION DOLLARS ($    ,000,000), or so much thereof as may be the aggregate unpaid principal amount of all Loans and Reimbursement Obligations made by Lender to Borrower or arising pursuant to the Credit Agreement (hereinafter defined), as recorded by Lender on its books (which books shall be conclusive absent manifest error), on the dates specified in the Credit Agreement and to pay interest on such principal amount on the dates and at the rates (including, if applicable, the Default Rate) specified in the Credit Agreement. All payments due to Lender under this Note shall be made at the place, in the type of money and funds and in the manner specified in Section 6.01 (Manner of Tendering Payments by Borrower) of the Credit Agreement.

        As used in this Note, "Credit Agreement" shall mean the Amended and Restated Revolving Credit Agreement dated as of                        , 2004, as amended, supplemented and/or modified from time to time, to which Borrower and Lender are parties, and capitalized terms that are used herein and not defined herein shall have the meaning given to such terms in the Credit Agreement. This Note, together with one other Note issued on the date hereof, amend, restate, and supersede, but does not satisfy, the Note issued under the Prior Agreement.

        Lender may at any time, including prior to any transfer of this Note, endorse the then outstanding principal amount of this Note on the Loan Schedule attached hereto, such endorsement to be conclusive as to the matters referred to therein absent manifest error, but failure of Lender to make such endorsement shall not affect the rights of Lender or the obligations of Borrower under this Note, under the Credit Agreement, under the other Loan Documents or under applicable law. (In the event that the space on the attached Schedule is inadequate, Lender may attach additional Schedules hereto.)

        This Note may be voluntarily prepaid, and is subject to mandatory prepayment, in accordance with the provisions applicable to prepayments set forth in the Credit Agreement.

        Notwithstanding any provision contained herein or in the Credit Agreement, the total liability of Borrower for payment of interest pursuant hereto shall not exceed the maximum amount of such interest permitted by law to be charged, collected, or received from Borrower, and if any payments by Borrower include interest in excess of such a maximum amount, Lender shall apply such excess to the reduction of the unpaid principal amount due pursuant hereto, or if none is due, such excess shall be refunded to Borrower.

        This instrument shall be construed according to and governed by the laws of the Commonwealth of Pennsylvania. If any of the terms of this Note, or any instrument securing payment hereof, shall be declared invalid by any court of competent jurisdiction, such invalidity shall not affect any of the other terms hereof or such other instrument.

        This Note is one of the Notes referred to in the Credit Agreement. The holder of this Note is entitled to all of the benefits under the Credit Agreement and the other Loan Documents including certain security provided thereunder. In case an Event of Default shall occur, the principal of, and accrued interest and fees, if any, on this Note shall become due and payable in the manner and with the effect provided in the Credit Agreement.

        If the holder of this Note engages the services of an attorney-at-law for the purpose of exercising its rights hereunder or under the Credit Agreement or other Loan Documents, in addition to any other amounts specified in the Loan Documents, Borrower will pay the reasonable fees and disbursements thereby incurred promptly upon demand, all of which will be deemed to be sums becoming due hereunder and shall be secured by the liens as set forth in the Loan Documents.

        BORROWER AND LENDER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS NOTE AND MAKE THE LOAN.

        Borrower hereby waives presentment for payment, demand, and, except for notices specifically required by the Credit Agreement, notice of nonpayment, notice of protest, and protest of this Note, and all other notices or demands in connection with the delivery, acceptance, performance, default, dishonor, or enforcement of the payment of this Note.

A-2

        IN WITNESS WHEREOF, the undersigned have caused this Note to be duly executed as of the date first above written, intending to be legally bound.

THE SHERIDAN GROUP, INC.

By:	Name: Title:

LOAN SCHEDULE

DATE	AMOUNT OF FUNDING	AMOUNT OF PRINCIPAL PAID OR PRE-PAID	UNPAID PRINCIPAL BALANCE	NOTATION MADE BY

A-3

EXHIBIT B-1

REQUEST FOR ADVANCE

Fleet National Bank, as Agent

	,	200

Dear Sir/Madam:

        Reference is made to the Amended and Restated Revolving Credit Agreement, dated May     , 2004, among The Sheridan Group, Inc., Fleet National Bank, as Agent, and the other Financial Institutions listed on the signature pages thereto, as amended (the "Credit Agreement"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

        Pursuant to Section 7.03(d) of the Credit Agreement, the undersigned Borrower hereby gives notice of its request to have the following Loans, Letter of Credit Liabilities and Acceptances made or issued to it:(1)

(1)
If the Loan is a LIBOR Loan, then it must be in a minimum amount of $100,000 and an integral multiple of $10,000. Notice must be given prior to 12:00 noon on the date of any Base Rate Loan and two (2) Business Days prior to any LIBOR Loan.

A.    Type of Credit:

B.    Amount of Credit: $

C.    Date of Credit:

D.    Type of Loan (Base Rate or LIBOR):

E.    If LIBOR, Interest Period:

        The undersigned represents and warrants as follows:

1.
All of the representations and warranties of the Borrower under the Credit Agreement are true and correct as of this date, both before and after giving effect to the application of the proceeds of the above requested Credit;

2.
All of the representations and warranties of the Borrower under the Credit Agreement are true and correct in all material respects as of this date, both before and after giving effect to the application of the proceeds of the above requested Credit;

3.
No Default or Event of Default exists or would be caused by the making of such Credit;

4.
No Material Adverse Change has occurred since the date of the Credit Agreement and no event has occurred which may reasonably be expected to result in such a Material Adverse Change; and

5.
Based on the last Borrowing Base Certificate which was delivered to Lender, which was fully completed, executed and true and correct in all respects on the date delivered, the Revolving Credit Outstandings are equal to or less than the Revolving Credit Limit.

THE SHERIDAN GROUP, INC.

By:	Name: Title:

EXHIBIT B-2

REQUEST FOR SWING LOAN ADVANCE

Wachovia Bank, National Association, as Swing Lender
201 South College Street, CP-9
Charlotte, NC 28288-1183
Attention: Jeremy Collins, Loan Portfolio Analyst
Telephone: 704-715-7682
Facsimile: 704-715-0099	, 200

Dear Sir:

        Reference is made to the Amended and Restated Revolving Credit Agreement, dated May     , 2004, among The Sheridan Group, Inc., Fleet National Bank, as Agent, Wachovia Bank, National Association, as Swing Lender, and the other Financial Institutions listed on the signature pages thereto, as amended (the "Credit Agreement"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

        Pursuant to Section 7.03(d) of the Credit Agreement, the undersigned Borrower hereby gives notice of its request to have the following Swing Loan made to it:(2)

(2)
Notice must be given prior to 12:00 noon on the date of any Swing Loan borrowing.

A.    Amount of Swing Loan: $

B.    Date of Swing Loan to be made:

        The undersigned represents and warrants as follows:

1.
All of the representations and warranties of the Borrower under the Credit Agreement are true and correct as of this date, both before and after giving effect to the application of the proceeds of the above requested Swing Loan;

2.
All of the representations and warranties of the Borrower under the Credit Agreement are true and correct in all material respects as of this date, both before and after giving effect to the application of the proceeds of the above requested Swing Loan;

3.
No Default or Event of Default exists or would be caused by the making of such Swing Loan;

4.
No Material Adverse Change has occurred since the date of the Credit Agreement and no event has occurred which may reasonably be expected to result in such a Material Adverse Change; and

5.
Based on the last Borrowing Base Certificate which was delivered to Lender, which was fully completed, executed and true and correct in all respects on the date delivered, the Revolving Credit Outstandings are equal to or less than the Revolving Credit Limit.

THE SHERIDAN GROUP, INC.

By:	Name: Title:

EXHIBIT C

On Customer's Letterhead

BANKERS ACCEPTANCE CONFIRMATION

Date:

Fleet National Bank
Trade Services Operations
One Fleet Way
Scranton, PA 18507

Attention:	Bankers' Acceptance Unit Via Fax: (800) 755-8745

Gentlemen:

        Please accept and discount drafts totaling US$                        and credit the proceeds to our account with yourselves. We request financing for        days.

Goods Shipped:

Shipment From:

Shipment To:

We certify that:

The product is currently in the channels of trade.
The transaction is not being financed by any other means.
The tenor requested is within the terms of payment for the goods.
It is a current shipment (within 45 days).
We agree to hold available for presentation to you upon request, copies of the invoices and related transport documents evidencing the transactions being financed.
We authorize you to debit our account for the face amount of the drafts at maturity.

[NAME OF COMPANY]

By:

Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONVERSION OR CONTINUATION

Fleet National Bank, as Agent

                        , 200

Dear Sir/Madam:

        Reference is made to the Amended and Restated Revolving Credit Agreement, dated as of May    , 2004, among, The Sheridan Group, Inc., Fleet National Bank (Agent) and the Other Financial Institutions listed on the signature pages thereto, as amended, (the "Credit Agreement"). Terms defined in the Credit Agreement that are not otherwise defined herein are used herein with the meanings therein ascribed to them. The undersigned hereby gives notice pursuant to Section 5.02(d) of the Credit Agreement of its desire to convert or continue the Loans specified below into or as Loans of the Types and in the amounts specified below on [insert date of conversion or continuation]:

Loans to be Converted or Continued

Type of Loan	Last Day of Current Interest Period	Amount

Converted or Continued Loans

Date of Conversion or Continuation	Type of Loan	Duration of Interest Period	Amount

THE SHERIDAN GROUP INC.

By:

Name:
Title:

D-2

EXHIBIT E

FORM OF BORROWING BASE CERTIFICATE

        Pursuant to the provisions of the Amended and Restated Revolving Credit Agreement, dated as of May    , 2004 (as amended, restated, supplemented and/or modified from time to time, the "Credit Agreement") by and among THE SHERIDAN GROUP, INC., FLEET NATIONAL BANK, as Agent and the OTHER FINANCIAL INSTITUTIONS listed on the signature pages thereto. Capitalized terms used herein without definition shall have the meaning assigned to such terms in the Credit Agreement.

        I,                        , the                        (3) of THE SHERIDAN GROUP, INC., a Maryland corporation (the "Borrower"), DO HEREBY CERTIFY that annexed hereto as Annex A is a true and accurate calculation of the            Borrowing Base of the Borrower as of                        , 20    , determined in accordance with the requirements of the Credit Agreement.

        IN WITNESS WHEREOF, I have signed this certificate as of this    day of            , 20    .

By:

Name:
Title:

(3)
In accordance with Section 10.02 of the Credit Agreement, this certificate should be completed and certified by the chief executive officer or chief financial officer of the Borrower.

ANNEX A

The Sheridan Group, Inc.
(all numbers in thousands)
As of                        , 20

Calculation of Borrowing Base:

ACCOUNTS RECEIVABLE:
Aggregate of all accounts receivable of the Borrower or its Subsidiaries:(4)		$

Less:
(a)	Foreign accounts and accounts not denominated in US dollars and Canadian accounts over $1,000,000

(b)	accounts receivable that do not comply with all applicable legal requirements, to the extent such non-compliance could have an adverse effect on the value of such account receivable or the validity or binding nature of the related obligation

(c)	accounts receivable subject to an unresolved dispute with account debtors (to the extent of such dispute)

(d)	accounts receivable that remain unpaid for more than 90 days from the date of the original invoice

(e)	Unbilled accounts receivable and accounts receivable for unshipped Goods or unrendered services

(f)	accounts receivable arising outside the ordinary course of business of the Borrower or its Subsidiaries

(g)	accounts receivable for which have been established a contra account, or to an account debtor to whom the Borrower or such Subsidiary owes a trade payable, but only to the extent of such account or trade payable

(h)	accounts receivable not subject to a first priority perfected Lien under the Security Agreement and accounts receivable evidenced by an "instrument" (as defined in the Uniform Commercial Code) not in possession of the Agent

(i)	accounts receivable due from an ineligible account debtor

(j)	account receivable due from an account debtor that makes payments in a form that cannot be accepted in a lockbox account at any time during which payments with respect to accounts receivable are required to be made to a lockbox account in accordance with the provisions of the Security Agreement

(k)	In the case of (i) any account debtor other than an Approved Account Debtor, accounts receivable due from such an account debtor from whom more than 20% of the aggregate accounts receivable of the Borrower are due or (ii) any Approved Account Debtor, accounts receivable due from such an account debtor in excess of the percentage specified in the definition of "Eligible Receivables" in the Credit Agreement with respect to such Account, but, in both cases, only to the extent of such excess

Total Ineligible Receivables

ELIGIBLE RECEIVABLES		$	x 85% =

(4)
Attached hereto is a reconciliation of the information provided herein with Borrower's Financial Statements.

INVENTORY::(5)
The Aggregate value (determined at the lower of cost or market on a basis consistent with that used in the preparation of the financial statements referred to in Section 10.01 of the Credit Agreement) of all Inventory owned by the Borrower or any of its Subsidiaries and located in any jurisdiction in the United States of America as to which appropriate UCC financing statements have been filed naming the Borrower or such Subsidiary, as the case may be, as "debtor" and the Agent as "secured party", all net of any amounts payable by the Borrower or such Subsidiary in respect of commissions, processing fees or other charges

Less:
(i).	Inventory shipped to a customer, even if on a consignment or "sale or return" basis

(ii).	Inventory that is subject to a Lien (other than Liens created pursuant to the Security Agreement) including landlord's or warehouseman's Liens (other than any such Lien that has been waived pursuant to a landlord's or warehouseman's waiver)

(iii).	Inventory against which a reserve is required in accordance with GAAP consistently applied with past practice, but only to the extent of the amount of such reserve

(iv).	Inventory not subject to a valid and perfected first priority Lien in favor of the Agent under the Security Agreement, and subject to no prior or equal Lien

(v).	Inventory not produced by the Borrower or such Subsidiary in compliance with the applicable requirements of the Fair Labor Standards Act

(vi).	Supply, scrap or obsolete Inventory and Inventory not reasonably marketable

(vii).	Inventory located at any property leased by the Borrower or such Subsidiary in respect of which a landlord's consent agreement in form and substance reasonably satisfactory to the Agent is not in full force and effect.

Total Ineligible Inventory		$

ELIGIBLE INVENTORY		$	x 50% =

BORROWING BASE TOTAL
	(add the percentage of Eligible Receivables to the percentage of Eligible Inventory)	$

Lesser of Borrowing Base or $30,000,000		$

Total Revolving Credit Outstanding		$

Total Revolving Credit Available—or—		$

Total Amount by which Revolving Credit is overdrawn		$

(5)
Attached hereto is a reconciliation of the information provided herein with Borrower's Financial Statements.

A-2

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

        In accordance with the provisions of Section 10.02 of the Amended and Restated Revolving Credit Agreement dated as of May    , 2004, as amended through the date hereof (the "Credit Agreement") by and among The Sheridan Group, Inc. (the "Borrower"), and Fleet National Bank, as Agent, and the other Financial Institutions listed on the signature pages thereto I,                        , the                        and authorized officer of Borrower, do hereby certify to the Lenders as follows:

          (a)   The representations and warranties made by the Borrower and other Loan Parties in the Credit Agreement and other Loan Documents are true with the same effect as though such representations and warranties are made on and as of this date;

          (b)   No Default or Event of Default has occurred or now exists; and

          (c)   The Borrower is in compliance with the financial covenants set forth in Article 9 of the Credit Agreement as more fully set forth below and on Annex 1 hereto:

		Actual	Required
Minimum EBITDA for rolling four quarters		$	at least $33,000,000 through 9/30/06 $36,000,000 thereafter
Interest Coverage Ratio for rolling four quarters
EBITDA	$		at least 2.0 to 1.0
Interest	$	to 1.0

        Attached hereto as Annex 1 are calculations supporting the figures reported above and also a reconciliation of such figures with Borrower's financial statements.

        Any capitalized terms which are used in this Certificate and which are not defined herein, but which are defined in the above-described Credit Agreement, shall have the meanings given to those terms in the Credit Agreement.

        IN WITNESS WHEREOF, I have executed this Certificate the     day of                        , 200    .

By
of Borrower

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Revolving Credit Agreement dated                        , 2004, among The Sheridan Group, Inc., Fleet National Bank, as Agent and the other Financial Institutions listed on the signature pages thereto (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims and all other claims at law or in equity, including claims under any law governing the purchase and sale of securities or governing indentures pursuant to which securities are issued), suits, causes of action and any other right of the Assignor against any other Person) (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]
3.	Borrower(s):	The Sheridan Group, Inc.
4.	Administrative Agent:	, as the administrative agent under the Credit Agreement
(if any)
5.	Assigned Interest:
Facility Assigned	Aggregate Amount of Commitment/Loan for all Lenders(1)	Amount of Commitment/Loans Assigned(2)	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%
[7.	Trade Date:	](4)

Effective Date:                         , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8.
The Assignee agrees to join the Intercreditor Agreement with the Trustee under the Senior Secured Note Documents and be bound thereby as a condition to effectiveness of this Assignment.

G-2

(1)
Amount to be adjusted by the counterparties to take into account any payment or prepayments made between the Trade Date and the Effective Date.

(2)
Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

(4)
To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ANNEX I

REVOLVING CREDIT AGREEMENT
THE SHERIDAN GROUP, INC.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

          1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

          1.2.    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a [Foreign Lender], attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

        2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the Commonwealth of Pennsylvania.

        The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

		By:	Title:

ASSIGNEE [NAME OF ASSIGNEE]

		By:	Title:
[Consented to and](6) Accepted:
[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By	Title:
[Consented to:](7)
[NAME OF RELEVANT PARTY]

By	Title:

(6)
To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(7)
To be added only if the consent of the Borrower and/or other parties (e.g. Swing Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Annex I-2

Schedule A

Lenders and Commitments

LENDERS	Commitment
FLEET NATIONAL BANK	$23,000,000
WACHOVIA BANK, NATIONAL ASSOCIATION	$7,000,000

QuickLinks

  Exhibit 10.1
AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT Among FLEET NATIONAL BANK, as Agent certain Lenders and THE SHERIDAN GROUP, INC. dated May 25, 2004
RECITALS
ARTICLE 2 SWING LOAN FACILITY
ARTICLE 3 BANKER'S ACCEPTANCE FACILITY
ARTICLE 4 PAYMENTS AND PREPAYMENTS
ARTICLE 5 INTEREST AND FEES
ARTICLE 6 GENERAL MATTERS CONCERNING LOANS
ARTICLE 7 CONDITIONS PRECEDENT
ARTICLE 8 REPRESENTATIONS AND WARRANTIES OF BORROWER
EXHIBIT A AMENDED AND RESTATED REVOLVING CREDIT NOTE
LOAN SCHEDULE
EXHIBIT B-1 REQUEST FOR ADVANCE
EXHIBIT B-2 REQUEST FOR SWING LOAN ADVANCE
EXHIBIT C On Customer's Letterhead BANKERS ACCEPTANCE CONFIRMATION
EXHIBIT D FORM OF NOTICE OF CONVERSION OR CONTINUATION
EXHIBIT E FORM OF BORROWING BASE CERTIFICATE
ANNEX A The Sheridan Group, Inc. (all numbers in thousands) As of , 20
EXHIBIT F FORM OF COMPLIANCE CERTIFICATE
EXHIBIT G FORM OF ASSIGNMENT AND ASSUMPTION
  ANNEX I
REVOLVING CREDIT AGREEMENT THE SHERIDAN GROUP, INC. STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
Schedule A Lenders and Commitments